UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CERENCE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cerence Inc.

One Burlington Woods Drive

Suite 301A

Burlington, MA 01803

December 30, 2021

Dear Fellow Shareholders:

It was important in 2021 that the company build on the momentum after its first fiscal year as an independent business and the results speak for themselves. The company reported record revenue and surpassed expectations on nearly all key profitability metrics. The company’s leadership team did an exceptional job of navigating the ongoing challenges presented by the continuing impact of COVID-19, to deliver a year in which the company performed well financially, operationally and strategically.

Highlights from the fiscal year included:

•	Company revenue grew 17% year over year despite the negative impact of COVID-19 on automotive production

•	Cerence customers started production on a record 174 car models

•	Secured the first contract in the elevator market for conversational AI technology

•	Secured $590 million in new bookings driving the company’s backlog to nearly $2 billion at fiscal year end

•	Received bookings of $120 million for new products and services

•	Secured five competitive takeaways including three in China

•	Delivered a steady stream of new products and services

•	Generated $74.4 million of cash flow from operations (“CFFO”)

COVID-19 has had a dramatic impact on our customers’ ability to produce automobiles thereby providing challenges to our business. This was first due to the shutdown of factories to prevent the spread of the disease, and second, due to shortages of key semiconductor components. With semiconductor content in cars rising at an exponential rate, the shortage of these components will continue to hamper auto production. On a positive note, demand for new cars remains high indicating that as the semiconductor shortage is resolved, production should ramp quickly. Independent third-party research firms expect the situation to improve as calendar year 2022 unfolds.

Our focus for the year ahead is on what the company can control and I am confident that the executive team, now led by Stefan Ortmanns as our new CEO, will continue to execute on a strategy that keeps Cerence as a central player in the evolution, and in some cases revolution, of a car’s infotainment system. The company remains a leader in conversational AI for the car, and we expect to extend that leadership through innovation and focus, even as we apply our core technology into new, adjacent markets.

As many of you are aware, Stefan Ortmanns was recently named the new CEO and a Director when, Sanjay Dhawan, our former CEO, resigned in December. I would like to thank Sanjay for his leadership and contributions and wish him success going forward. We were very fortunate to have someone of Stefan’s caliber in the company to immediately step into the role without disruption to the business. As the leader of the business that accounts for the vast majority of Cerence revenue today, the Board has come to know Stefan very well and has tremendous respect for his technical expertise, organizational leadership and deep customer contacts. We are truly excited about Stefan’s leadership and his ability to set the course for long-term, sustainable, growth for the company.

At the Annual Meeting, shareholders will be asked to vote on the matters described in the accompanying notice of annual meeting and proxy statement, as well as such other business that may properly come before the meeting and any adjournments or postponements thereof. Your vote is very important to us. Please review the instructions for each voting option described in the notice and in the proxy statement. Your prompt cooperation will be greatly appreciated.

Sincerely,

Arun Sarin
Chairman of the Board

Cerence Inc.

One Burlington Woods Drive

Suite 301A

Burlington, MA 01803

NOTICE OF THE 2022 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

The 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) of Cerence Inc. (the “Company”) will be held on Wednesday, February 2, 2022 at 11:00 a.m. Eastern Time. The 2022 Annual Meeting will be a virtual shareholders meeting at www.proxydocs.com/CRNC being held for the following purposes:

(1)	Election of the three Class III directors named in the proxy statement;

(2)	Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2022;

(3)	Approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement;

(4)	Indication, on a non-binding, advisory basis, of the preferred frequency of future shareholder non-binding, advisory votes on the compensation of our named executive officers; and

(5)	Transaction of such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on December 14, 2021 as the record date for determination of shareholders entitled to notice of, and to vote at, the 2022 Annual Meeting and at any adjournments or postponements thereof. A list of shareholders entitled to vote at the 2022 Annual Meeting will be available at One Burlington Woods Drive, Suite 301A, Burlington, MA 01803 on the date of, and for ten days prior to, the 2022 Annual Meeting. To participate in the 2022 Annual Meeting virtually via the Internet, please visit www.proxydocs.com/CRNC. In order to attend, you must register in advance at www.proxydocs.com/CRNC prior to the deadline of February 1, 2022 at 5:00 pm Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will permit you to submit questions. You will not be able to attend the 2022 Annual Meeting in person. For instructions on how to vote your shares, please refer to the section titled “Voting” in the Proxy Statement and the enclosed proxy card.

The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021 accompanies this Notice of the 2022 Annual Meeting and the proxy statement. These documents also may be accessed free of charge at www.proxydocs.com/CRNC.

Please refer to the proxy statement for further information with respect to the business to be transacted at the 2022 Annual Meeting.

By Order of the Board of Directors,

Leanne Fitzgerald

Secretary

Burlington, Massachusetts

December 30, 2021

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

OF CERENCE INC.

February 2, 2022

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation by Cerence Inc. (“we,” “us,” “our,” “Cerence” or the “Company”) on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of proxies for use at the 2022 Annual Meeting of Shareholders of the Company to be held virtually on Wednesday, February 2, 2022 at 11:00 a.m. Eastern Time, at www.proxydocs.com/CRNC (the “2022 Annual Meeting”). We intend to mail this Proxy Statement and the accompanying form of proxy to shareholders, on or about December 30, 2021.

PROXY STATEMENT SUMMARY

This Proxy Statement provides information for shareholders of Cerence, as part of the solicitation of proxies by the Company and its Board of Directors from holders of the outstanding shares of the Company’s common stock (“Common Stock”), for use at the 2022 Annual Meeting.

This summary highlights select information that is provided in more detail throughout this Proxy Statement. This summary does not contain all of the information you should consider before voting. You should read the full Proxy Statement before casting your vote.

2022 Annual Meeting

Date and Time:	Wednesday, February 2, 2022, at 11:00 a.m. Eastern Time
Location:	The meeting is a virtual shareholder one only at www.proxydocs.com/CRNC

Voting Items

The following table summarizes the proposals to be considered at the 2022 Annual Meeting and the Board voting recommendations with respect to each proposal.

Proposal Number	Proposal	Board Voting Recommendation	Page Number
1	Election of the three nominees named in this Proxy Statement as Class III directors	FOR each Director Nominee	10
2	Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2022	FOR	52
3	Approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement	FOR	54
4	Indication, on a non-binding, advisory basis, of the preferred frequency of future shareholder non-binding, advisory votes on the compensation of our named executive officers	ONE YEAR	55

Business Overview

Cerence builds AI powered virtual assistants for the mobility/transportation market. Our primary target is the automobile market, but our solutions can apply to all forms of transportation, including, but not limited to, two-wheel vehicles, planes, tractors, cruise ships and elevators. Our solutions power natural conversational and intuitive interactions between vehicles, drivers and passengers, and the broader digital world. We are a premier provider of AI-powered assistants and innovations for connected and autonomous vehicles, including one of the world’s most popular software platforms for building automotive virtual assistants, such as “Hey BMW” and “Ni hao Banma”. Our customers include all major automobile original equipment manufacturers (“OEMs”) or their tier 1 suppliers worldwide, including BMW, Daimler, FCA Group, Ford, Geely, GM, Renault-Nissan, SAIC, Toyota, Volkswagen Group, Aptiv, Bosch, Continental, DENSO TEN, NIO, XPeng and Harman. We deliver our solutions on a white-label basis, enabling our customers to deliver customized virtual assistants with unique, branded personalities and ultimately strengthening the bond between their brands and end users. Our vision is to enable a more enjoyable, safer journey for everyone.

Our platform utilizes industry-leading speech recognition, natural language understanding, speech signal enhancement, text-to-speech, and acoustic modeling technology to provide a conversational AI-based solution. Virtual assistants built with our platform can enable a wide variety of modes of human-vehicle interaction, including speech, touch, handwriting, gaze tracking and gesture recognition, and can support the integration of third-party virtual assistants into the in-vehicle experience.

Our software platform is a market leader for building integrated, branded and differentiated virtual assistants for automobiles. As a unified platform and common interface for automotive cognitive assistance, our software platform provides OEMs and suppliers with an important control point with respect to the mobility experience and their brand value. Our platform is fully customizable and designed to support our customers in creating their own ecosystem in the automobile and transforming the vehicle into a hub for numerous connected devices and services. Virtual assistants built with our software platform can address user requests across a wide variety of categories, such as navigation, control, media, communication and tools. Our software platform is comprised of edge computing and cloud-connected software components and a software framework linking these components together under a common programming interface. We implement our software platform for our customers through our professional services organization, which works with OEMs and suppliers to optimize our software for the requirements, configurations and acoustic characteristics of specific vehicle models.

Recent Event Highlights

Since October 1, 2019, we have been an independent publicly traded company on The Nasdaq Global Select Market under the symbol “CRNC,” after our former parent company, Nuance Communications, Inc. (“Nuance”), completed the legal and structural separation and distribution to its shareholders of all of our then outstanding shares (the “Spin-Off”).

Our solutions have been installed in more than 400 million automobiles to date, including over 40 million new vehicles in fiscal 2021 alone. Based on royalty reports provided by our customers and third-party reports of total vehicle production worldwide, we estimate that approximately 53% of all shipped cars during the fiscal year ended September 30, 2021 included Cerence technologies. Cerence hybrid solutions shipped on approximately 8.9 million vehicles during the fiscal year ended September 30, 2021. In aggregate, over 65 automobile brands worldwide use our solutions, covering over 70 languages and dialects, including English, German, Spanish, French, Mandarin, Cantonese and Shanghainese.

2021 Performance Update

We completed fiscal year 2021 delivering on our strategic and financial objectives and posting strong operational performance. Some of our highlights include:

Revenue: Our revenue for fiscal year 2021 under generally accepted accounting principles (“GAAP”) was $387.2 million, up 17.0% from $331.0 million in fiscal 2020.

Operating Margin. Our GAAP operating margin in fiscal 2021 was 15.7%, compared to 6.8% in fiscal 2020.

Cash Flow from Operations: Cash flow from operations in fiscal 2021 was $74.4 million, compared to $44.8 million in fiscal 2020.

Stock Performance Chart

Our stock performed well in fiscal 2021 as illustrated in the graph below. The graph below compares the cumulative total shareholder return of our common stock since October 1, 2019 with the Russell 2000 and the S&P Software & Services Select indices. The information presented assumes an initial investment of $100 on October 2, 2019, the date our common stock began regular-way trading on the Nasdaq Global Select Market. The graph shows the value that each of these investments would have had at the end of each quarter.

The comparisons shown in the graph below are based upon historical data. We caution that the stock price performance shown in the graph below is not necessarily indicative of, nor is it intended to forecast, the potential future performance of our Common Stock.

Cerence’s Response to COVID-19

With the onset of the COVID-19 pandemic in 2020, we acted quickly to the circumstances and took multiple measures to promote the health and well-being of our employees in order to support our employees and customers.

Beyond implementing measures, such as enhanced hygiene, cleaning and sanitization protocols and early travel restrictions, we made the decision to have our employees in China work-from-home and then followed with a transition of nearly all of our employees to work-from-home, quickly transforming the way we do business to keep our employees, their families and communities safe. The manner in which we developed our internal systems during our first year as an independent company enabled us to quickly pivot to different work environments in an accelerated manner, while ensuring our employees remain engaged, highly productive and continuing to meet our business objectives and customer commitments.

Corporate Sustainability and Responsibility

We recognize the close connection between our success and our ability to make a positive impact on our customers, employees and our communities. These efforts help to make us an employer of choice and promote our brand, while increasing our ability to continuously improve our technologies and solutions which support profitable and responsible growth. We have recently published our first Environmental, Social and Governance Report (“ESG Report”) on our sustainability page at cerence.com/sustainability. The reference to our ESG Report is not intended to incorporate information in the report or from our website into this Proxy Statement by reference.

Board of Directors

Our Board of Directors has a diverse mix of directors with complimentary qualifications, skills, expertise, experience and attributes, which is essential to ensuring effective oversight of our business strategy and corporate governance practices. The members of the Board are:

Arun Sarin Independent Board Chairman Former CEO, Vodafone Group Plc.	Seasoned global technology and telecommunications executive.	Sanjay Jha Former CEO GlobalFoundries, Inc., Motorola Mobility Devices and COO Qualcomm	Extensive knowledge and leadership of technology organizations with significant global management experience.
Stefan Ortmanns President and CEO	Expert in technologies, services, software and go-to-market strategy for the automotive industry.	Kristi Ann Matus CFO and COO Buckle Agency LLC	Finance and accounting expert with extensive executive and administrative experience in network enabled services.
Thomas Beaudoin Chief Transformation Officer, Qualifacts Systems Inc. and Credible Inc.	Abundance of executive finance, and operational experience in global technology companies.	Alfred Nietzel Former CFO CDK Global Inc.	Finance and accounting expert with extensive executive experience in the automotive supplier market.
Marianne Budnik Chief Marketing Officer Crowdstrike Holdings Inc.	Seasoned technology marketing executive at high growth companies.

All of our non-employee directors have extensive professional experience. The chart below highlights specific areas in which we believe our directors have particularly deep experience relevant to our current profile and strategic needs.

Skills and Qualifications
Board Diversity We are an organization benefitting from directors with a wide range of diverse experience and backgrounds.	✓		✓	✓	✓

Business/Industry Knowledge

We are a software, solutions and professional services organization benefiting from experienced directors knowledgeable in the industry, markets and channels in which we operate.

	✓	✓	✓	✓	✓	✓

Financial

We are a global publicly traded company conducting complex financial transactions requiring oversight of the processes associated with our financial management and the integrity of our financial results.

	✓	✓			✓	✓
Global/Emerging Markets Experience We are a global organization participating in both mature and emerging markets, and benefit from a Board with prior international exposure and experience.	✓	✓		✓		✓
Leadership We are a complex, global organization benefiting from experienced oversight of our overall strategy and management, including assessing our strategies and operations.	✓	✓	✓	✓	✓	✓

Technology/Innovation

We are a leading provider of cognitive assistants using voice recognition and natural language understanding solutions in highly dynamic and competitive markets and benefit from experience in understanding market trends and disruptive technologies and solutions.

	✓		✓	✓

We value diversity and believe that diversity among the directors as to professional and personal experiences is desirable, and the chart below highlights the personal diversity of our Board members.

Background

Identify as Female			✓		✓

Identify as Asian/South Asian	✓			✓

Identify as White/Caucasian		✓	✓		✓	✓

Corporate Governance

We are committed to good corporate governance, which we believe promotes the long-term interests of our shareholders, fosters sustained business success, and strengthens our Board of Directors and management accountability. We have the following practices in place to assist us in managing risk in order to promote the long-term interests of our shareholders.

✓	Separate Chairman and CEO	✓	Pay-for-performance philosophy and structure

✓	Board comprised of all non-employee directors (other than CEO)	✓	Stock ownership requirement for directors and named executive officers, with CEO at 5x annual base salary

✓	100% independent committee members	✓	Anti-hedging and pledging policies

✓	Shareholder right to call special meetings	✓	No automatic acceleration of equity awards upon a “change of control”

✓	Proxy Access	✓	Use of independent compensation consultant to Compensation Committee
✓	Compensation Clawback Policy

VOTING

Each share of Common Stock entitles the holder thereof to one vote on matters to be acted upon at the 2022 Annual Meeting, including the election of directors. Votes cast online or by proxy at the 2022 Annual Meeting will be tabulated by Mediant Communications, Inc., the Inspector of Elections. Any proxy that is voted according to the instructions included in the proxy card will be voted in accordance with the instructions thereon, and if no instructions are given, will be voted: (1) “FOR” the election of the three director nominees described in Proposal One, (2) “FOR” ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm described in Proposal Two, (3) “FOR” approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement and as described in Proposal Three, and (4) “ONE YEAR” as the preferred frequency for future non-binding, advisory shareholder votes on the compensation of our named executive officers. A shareholder may indicate when it votes by the Internet, by telephone or on the enclosed proxy that it is abstaining from voting on a particular matter (an “abstention”). A broker may indicate that it does not have discretionary authority as to certain shares to vote on a particular matter (a “broker non-vote”). Abstentions and broker non-votes are each tabulated separately.

The Inspector of Elections will determine whether or not a quorum is present at the 2022 Annual Meeting. In general, Delaware law and our By-laws provide that a majority of the shares of Common Stock issued and outstanding and entitled to vote, present online or represented by proxy, constitutes a quorum. Abstentions and broker non-votes of shares that are entitled to vote are treated as shares that are present online or represented by proxy for purposes of determining the presence of a quorum.

For Proposal 1 (Election of Class III Directors), each nominee receiving a majority of the votes cast will be elected. For this purpose, a majority of the votes cast means the number of votes cast for a director nominee must exceed the votes cast against that director nominee, with abstentions and broker non-votes not counted as a vote cast with respect to that director nominee. Each director nominee has provided an irrevocable resignation effective upon such person’s failure to receive a majority of the votes cast in an uncontested election. If such director nominee fails to receive a majority of the votes cast, then the Board shall consider such resignation and may either accept such resignation or reject such resignation and seek to address the underlying cause of the vote. The Board shall decide whether to accept or reject the resignation within 90 days following the certification of the shareholder vote. Once the Board makes this decision, the Company will promptly make a public announcement of the Board’s decision, including, in the event that the Board rejects the resignation, a statement regarding the reasons for its decision.

For Proposal 2 (Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2022), an affirmative vote of a majority of the shares of Common Stock, present online or represented by proxy, is required to approve the proposal. In determining whether this proposal has been approved, abstentions are treated as present online or represented by proxy and entitled to vote, but not as voting for such proposal, and hence have the same effect as votes against such proposal. Proposal 2 is considered a routine matter for which brokers have discretionary voting power.

For Proposal 3 (Approval, on a non-binding, advisory basis, of the compensation of our named executive officers), an affirmative vote of a majority of the shares of Common Stock present online or represented by proxy is required to approve the proposal. In determining whether this proposal has been approved, abstentions have no effect on such proposal. Because this proposal is a non-binding, advisory vote, the result will not be binding on our Board, our Compensation Committee, or us. Our Board and our Compensation Committee will consider the outcome of the vote when determining the compensation of our named executive officers. Proposal 3 is considered a non-routine matter for which broker non-votes are not considered to have been voted “For” or “Against” a particular proposal, and therefore will have no effect on Proposal 3.

For Proposal 4 (Indication, on a non-binding, advisory basis, of preferred frequency of future shareholder non-binding, advisory votes on the compensation of our named executive officers), the frequency receiving the highest number of votes from the voting power of shares of Common Stock present online or by proxy and entitled to vote will be considered the frequency preferred by the shareholders. In determining the result, abstentions have no effect on such proposal. Because this proposal is a non-binding, advisory vote, the result will not be binding on our Board, our Compensation Committee, or us. Our Board and our Compensation Committee will consider the outcome of the vote when determining how often we should submit to the shareholders future non-binding, advisory votes to approve the compensation of our named executive officers. Proposal 4 is considered a non-routine matter for which broker non-votes are not considered to have been voted “For” or “Against” a particular proposal, and therefore will have no effect on Proposal 4.

All shareholders may vote their shares over the Internet, by telephone or during the annual meeting by going to www.proxydocs.com/CRNC. If you requested and/or received a printed version of the proxy card, you may also vote by mail.

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By Internet. You may vote at www.proxypush.com/CRNC, 24 hours a day, seven days a week. You will need the control number included in your proxy card. Votes submitted through the Internet must be received before the polls close at the 2022 Annual Meeting on February 2, 2022.

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By Telephone. You may vote using a touch-tone telephone by calling 1-866-390-5267, 24 hours a day, seven days a week. You will need the control number included on your proxy card. Votes submitted by telephone must be received before the polls close at the 2022 Annual Meeting on February 2, 2022.

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By Mail. You may submit your vote by completing, signing and dating each proxy card received and returning it promptly in the prepaid envelope we have provided. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than by February 2, 2022 at 11:00 a.m. Eastern Time to be voted at the 2022 Annual Meeting.

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During the Annual Meeting. You may vote during the annual meeting by going to www.proxypush.com/CRNC. You will need the control number included on your proxy card. If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the 2022 Annual Meeting.

If you hold your shares through a bank, broker or other nominee, please see the materials they sent to you for information about how to vote before the meeting.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

VIRTUAL ANNUAL MEETING

The 2022 Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast.

In order to attend, you must register in advance at www.proxydocs.com/CRNC prior to the deadline of January 31, 2021 at 5:00 p.m. Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting and you will have the ability to submit questions, and vote at the meeting. Please be sure to follow instructions found on your proxy card, and/or Voting Instruction Form and subsequent instructions that will be delivered to you via email.

RECORD DATE AND SHARE OWNERSHIP

Holders of record of Common Stock as of the close of business on December 14, 2021 have the right to receive notice of and to vote at the 2022 Annual Meeting. On December 14, 2021, the Company had 39,162,339 shares of Common Stock issued and outstanding.

PROXIES

Proxies for use at the 2022 Annual Meeting are being solicited by the Company from its shareholders. Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise by (1) filing with the Corporate Secretary of the Company a signed written statement revoking his, her or its proxy or (2) submitting an executed proxy bearing a date later than that of the proxy being revoked. A proxy also may be revoked by attendance at the 2022 Annual Meeting and voting online. Attendance at the 2022 Annual Meeting will not by itself constitute the revocation of a proxy.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS

Shareholders may present proper proposals or nominations for consideration at the Company’s 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”) by submitting their proposals or nominations in writing to the Company’s Corporate Secretary in a timely manner. Our Amended and Restated By-laws require that certain information and acknowledgements with respect to the proposal or nomination be set forth in the shareholder’s notice. A copy of the relevant By-law provision is available upon written request to Cerence Inc., One Burlington Woods Drive, Suite 301A, Burlington, MA 01803, Attention: Investor Relations. In addition, the By-laws were filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 2, 2019 and may be accessed through the SEC’s website at www.sec.gov.

Inclusion of Shareholder Proposals in Proxy Statement

Proposals of shareholders that are intended to be presented at the 2023 Annual Meeting must comply with the requirements of SEC Rule 14a-8. A shareholder’s proposal must be delivered to or mailed and received by us no later than September 1, 2022 in order for it to be included in the Company’s proxy statement and form of proxy relating to the 2023 Annual Meeting.

Inclusion of Director Nominees in Proxy Statement

Our By-laws provide that a shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years an aggregate of at least 3% of the outstanding Common Stock, may nominate and include in the Company’s proxy materials director nominees constituting up to the greater of two or 20% of the number of directors in office as of the deadline for such nomination, provided that the shareholder(s) and nominee(s) satisfy the requirements in the By-laws (a “proxy access nomination”). To be timely, a nomination notice and required information must be delivered to or mailed and received by the Company’s Corporate Secretary at our principal executive offices not less than 120 days nor more than 150 days prior to the anniversary of the date that the definitive proxy statement with respect to the preceding year’s annual meeting was first released to shareholders; provided, however, that in the event the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the shareholder to be timely must be so delivered or received no earlier than the 150th day prior to such annual meeting and not later than the close of business on the later of (1) the 120th day prior to such annual meeting or (2) the 10th day following the date on which we publicly announce the meeting date. Assuming the date of our 2023 Annual Meeting is not so advanced or delayed, shareholders who wish to include a director nominee in our 2023 proxy statement must notify us no earlier than August 2, 2022 and no later than the close of business on September 1, 2022. Such notice must provide the information required by our By-laws.

Inclusion of Shareholder Proposals or Nominations in Annual Meeting Agenda but Not in Proxy Statement

A shareholder proposal or a nomination for director to be presented at the 2023 Annual Meeting that is not to be included in the Company’s proxy statement and form of proxy relating to the meeting must be delivered to or mailed and received by the Company’s Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting as first specified in the Company’s notice of meeting; provided, however, that in the event the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the shareholder to be timely must be so delivered or received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which we publicly announce the meeting date. Assuming the date of our 2023 Annual Meeting is not so advanced or delayed, shareholders who wish to include a director nominee in our 2023 proxy statement must notify us no earlier than October 5, 2022 and no later than the close of business on November 4, 2022. Such notice must provide the information required by our By-laws.

PROXY SOLICITATION COSTS

The expense of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, certain officers, directors and Company employees, who will receive no additional compensation for their services, may solicit proxies by telephone or in person. The Company is required to request brokers and nominees who hold stock in their name to furnish this proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing. In addition, we have engaged Proxy Advisory Group LLC to assist in the solicitation of proxies and provide related advice and informational support for a service fee, plus the reimbursement of customary disbursements, which are not to exceed $35,000 in total.

PROPOSAL ONE

ELECTION OF CLASS III DIRECTORS

Our Board of Directors is currently divided into three classes. Our Amended and Restated Certificate of Incorporation provides that, until the 2023 Annual Meeting (the annual meeting in the year that is three years after the Spin-Off), our Board will be so divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. The directors designated as Class III directors have terms expiring at the 2022 Annual Meeting, and the directors designated as Class I directors stood for election at the 2020 Annual Meeting of Shareholders and have terms expiring at our 2023 Annual Meeting. The directors designated as Class II stood for election at the 2021 Annual Meeting of Shareholders, and have terms expiring at our 2023 Annual Meeting. As a result, beginning at the 2023 Annual Meeting, all of our directors will stand for election each year for annual terms, and our Board will no longer be divided into three classes.

At the 2022 Annual Meeting, three directors will be elected to the Board. The Nominating & Governance Committee of the Board of Directors recommended, and the Board of Directors approved, Stefan Ortmanns, Kristi Ann Matus and Arun Sarin as nominees for election at the 2022 Annual Meeting as Class III directors. The term of office of each person elected as a Class III director will continue until the 2023 Annual Meeting or until a successor has been duly elected and qualified or until his or her earlier resignation or removal.

The names of and certain biographical information about the directors in each of the three classes are set forth below. The information below also includes the specific experience, qualifications, attributes and skills that led to our Board’s conclusion that the nominees should serve as a director of Cerence or, with respect to each director who is not standing for election at the 2022 Annual Meeting, that the Board would expect to consider if it were making a conclusion currently as to whether he or she should serve as a director. There are no family relationships among any of our directors or executive officers.

Information Regarding the Nominees for Election as Class III Directors

Board Nominee	Qualifications
Stefan Ortmanns Age: 58 Board Member since: December 2021

Dr. Ortmanns was appointed our President and CEO on December 15, 2021. Prior to his appointment as President and CEO, Dr. Ortmanns served as our Executive Vice President, Core Products from October 1, 2019 until December 15, 2021, overseeing research and development operations, product management and strategic partnership management. Prior to his appointment as Executive Vice President, Core Products, he was with Nuance and served as its Executive Vice President and General Manager of the Automotive Division from March 2018 until his appointment as our Executive Vice President. As GM of the Automotive Division of Nuance, Dr. Ortmanns was responsible for hybrid, conversational AI-powered solutions for the digital car and automotive related services that are used by almost all of the world’s leading automotive manufacturers. He joined Nuance in 2003 and previously held other positions at Nuance including SVP of Engineering and Professional Services for the former Mobile Division. Dr. Ortmanns started working in the speech industry in 1993. Before he joined Nuance, he worked at Philips Speech Processing, Bell Labs, Lucent Technologies, and the University of Technology Aachen. He holds degrees in mechanical engineering, computer science and a Ph.D. in computer science. With more than 30 years of technology leadership and extensive experience in the automotive industry, Dr. Ortmanns brings a deep understanding of AI and machine learning applications particularly in the automotive sector, all of which we believe makes him well qualified to serve as a member of our Board.

Kristi Ann Matus Age: 53 Audit Committee Chair Board Member since: September 2019

Ms. Matus has served as the CFO and COO of Buckle Agency LLC since October 2020. From 2017 until 2020, Ms. Matus was an executive advisor to Thomas H. Lee Partners. From 2014 to 2016, Ms. Matus served as the Executive Vice President, Chief Financial and Administrative Officer at athenahealth, Inc. From 2012 to 2013, Ms. Matus served as Executive Vice President and Head of Governmental Services at Aetna, Inc. Prior to Aetna, she held several senior leadership roles at United Services Automobile Association, including Executive Vice President and Chief Financial Officer from 2008 to 2012. She began her career at Thrivent where she held various financial and operational roles for over a decade. Ms. Matus currently serves as a director at AXA Equitable Holdings, Inc. and AllianceBernstein Holding L.P. Ms. Matus holds a B.S. degree from University of Wisconsin, Oshkosh. Ms. Matus has extensive management and financial expertise as well as corporate governance and key leadership skills developed through her decades of experience, all of which we believe makes her well qualified to serve as a member of our Board.

Arun Sarin Age: 67 Independent Chairman of the Board and Nominating & Governance Committee Chair Board Member since: October 2019

Mr. Sarin served as Chief Executive Officer of Vodafone Group Plc from 2003 until his retirement in 2008. Mr. Sarin began his career at Pacific Telesis Group in 1984. He progressed through various management positions there and at AirTouch Communications Inc., from which Pacific Telesis spun off in 1994, and was named President and Chief Operating Officer of AirTouch in 1997. After AirTouch merged with Vodafone in 1999, he was appointed Chief Executive Officer of Vodafone’s U.S./Asia-Pacific region. He left Vodafone in 2000 to become Chief Executive Officer of Bluecora (fka InfoSpace, Inc.), and from 2001 until 2003, he served as Chief Executive Officer of Accel-KKR Telecom. After his retirement in 2008, he served as a senior advisor to Kohlberg Kravis Roberts & Co. for five years. Mr. Sarin currently serves as the Chairman of the Board at Trepont Acquisition Corp I, a special purpose acquisition company (“SPAC”) and as a director at The Charles Schwab Corporation and Accenture plc. He previously served as a director for Cisco Systems from 2009 to 2020, of Safeway, Inc. from 2009 to 2015 and Blackhawk Network Holdings, Inc. from 2009 to 2018. Mr. Sarin holds M.B.A. and Master of Science (Engineering) degrees from University of California-Berkeley and a B.S. from the Indian Institute of Technology in Kharagpur, India. Because of his significant global, managerial and financial experience and background in technology and telecommunications, we believe Mr. Sarin is well qualified to serve as a member of our Board.

Information Regarding the Continuing Directors

Class II Directors (terms expiring in 2023)	Qualifications
Sanjay Jha Age: 58 Compensation Committee Chair and Audit Committee Member Board Member since: October 2019

Mr. Jha is currently an investor and a board member of several privately held companies. Previously, Mr. Jha was a General Partner at Eclipse Ventures from 2019-2020, and was the Chief Executive Officer of GlobalFoundries Inc., at the time the second-largest semiconductor foundry business, from 2014 to 2018. Prior to joining GlobalFoundries, Mr. Jha was Chief Executive Officer for Motorola Mobile Devices from 2008 to 2012, a role he held until the company’s acquisition by Google. Before joining Motorola, Mr. Jha was at Qualcomm for over 14 years, ending his tenure at Qualcomm as the Chief Operating Officer (2006 to 2008) and President of Qualcomm CDMA Technologies (2002 to 2008). Mr. Jha was a member of the board of directors of the Semiconductor Industry Association and also served as Chairman of the Global Semiconductor Alliance. Mr. Jha currently serves as a director at Trepont Acquisition Corp I, a SPAC, and he is a member of the board of trustees of UC San Diego and the Salk Institute and serves on the board of several private start-ups. Mr. Jha holds a Ph.D. (2001), and D.Sc (Hon) in Electrical and Electronics Engineering from the University of Strathclyde. He was inducted into the US National Academy of Engineering in 2018. Mr. Jha has an extensive background in the semiconductor and mobility industries and significant managerial, international and technological experience, all of which we believe makes him well qualified to serve as a member of our Board.

Alfred Nietzel Age: 60 Audit Committee, Compensation Committee and Nominating & Governance Committee Member Board Member since: October 2019

Mr. Nietzel has been an independent consultant since 2017. From 2014 to 2017, Mr. Nietzel served as the Chief Financial Officer and Executive Vice President at CDK Global, Inc. Prior to CDK Global’s spin-off, Mr. Nietzel was with Automatic Data Processing, Inc. (“ADP”) since 2001 and served as Chief Financial Officer for the Dealer Services Division, Chief Financial Officer for the Employer Services Division and as ADP’s Corporate Controller. Prior to joining ADP, Mr. Nietzel served for 17 years with Proctor & Gamble Inc. in numerous financial management roles in the United States, United Kingdom, and Australia. Mr. Nietzel currently serves as the Chairman of the Board of One Span Inc. Mr. Nietzel holds a B.S. degree from Eastern Illinois University. Mr. Nietzel led and orchestrated the financial and administrative execution of the spin-off creating CDK Global in 2014 and has extensive management, and corporate experience and financial expertise, all of which we believe makes him well qualified to serve as a member of our Board.

Class I Directors (terms expiring in 2023):	Qualifications
Thomas Beaudoin Age: 68 Board Member since: October 2019

Mr. Beaudoin has served as Chief Transformation Officer at Qualifacts Systems Inc. and Credible Inc. since April 2021. Previously he served as Executive Vice President Business Transformation of Nuance from 2017 until 2020 and was responsible for leading efforts to align and fully leverage technologies within Nuance’s key vertical markets, and drive growth while improving margins and cost structure. Prior to re-joining Nuance in 2017, Mr. Beaudoin held several executive leadership roles, including CFO of SimpliVity Corp. (now HPE SimpliVity) from 2015 to 2017; Executive Vice President and CFO of Nuance from 2008 to 2015; President and CFO of Polaroid Corporation; Senior Vice President and CFO of Parametric Technology Corporation; and a number of senior finance positions during his 24-year career at Digital Equipment Corporation then Compaq Computer Corporation (now Hewlett Packard). Mr. Beaudoin holds a B.S.B.A. degree and an M.B.A. from Babson College. With more than 40 years’ experience, Mr. Beaudoin has deep insight and experience in developing financial and operational leadership strategies for global enterprises, all of which we believe makes him well qualified to serve as a member of our Board.

Marianne Budnik Age: 53 Compensation Committee and Nominating and Governance Committee Member Board Member since: October 2019

Ms. Budnik has served as Chief Marketing Officer at Crowdstrike Holdings Inc. since 2020. Prior to joining Crowdstrike, Ms. Budnik served as Chief Marketing Officer for CyberArk Software Ltd. from 2017 to 2020. Her prior experience also includes serving as the Chief Marketing Officer for SimpliVity Corporation (acquired by Hewlett Packard Enterprise) from 2014 to 2017, and as Chief Marketing Officer for Acme Packet, Inc. (acquired by Oracle Corporation) and CA Technologies. Ms. Budnik served as a director at Schibsted Media Group from 2014-2017. Ms. Budnik holds an M.B.A. from Boston University Questrom School of Business, and a bachelor’s degree from Babson College. Ms. Budnik is a seasoned technology marketing executive, experienced in leading transformational marketing initiatives at high growth companies, and driving market disruption with some of the fastest growing B2B start-ups in the technology and telecommunications industries, all of which we believe makes her well qualified to serve as a member of our Board.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF STEFAN ORTMANNS, KRISTI ANN MATUS AND ARUN SARIN TO SERVE AS CLASS III DIRECTORS.

CORPORATE GOVERNANCE

Corporate Governance Overview

We are committed to good corporate governance, which we believe promotes the long-term interests of our shareholders and strengthens our Board of Directors and management accountability. Highlights of our corporate governance practices include the following:

✓	Annual Election of Directors beginning in 2023

✓	Separate Chairman and CEO

✓	Board comprised of non-employee directors (other than CEO)

✓	All committee members are independent

✓	Majority of Board members are women or come from a diverse background

✓	Majority voting for directors

✓	Single class of voting stock

✓	Shareholder right to call special meeting

✓	Proxy access

✓	Independent directors meet regularly in executive session

✓	Annual Board self-assessment

Framework

We have developed a corporate governance framework designed to ensure our Board has the opportunity, authority and practices to review, advise and evaluate our business operations and make decisions independent of management. Our goal is to align the interests of directors, management and shareholders and comply with or exceed the requirement of Nasdaq, and applicable laws and regulations. The framework establishes the practices our Board follows with respect to Board meetings, involvement of senior management, director compensation, CEO performance evaluation, management succession planning and Board committees.

Our Corporate Governance Documents

✓ Amended and Restated Certificate of Incorporation ✓ Amended and Restated Bylaws ✓ Corporate Governance Guidelines ✓ Code of Business Conduct and Ethics	✓ Compensation Committee Charter ✓ Nominating & Governance Committee Charter ✓ Audit Committee Charter ✓ Executive Stock Ownership Policy ✓ Related Party Transactions Policy ✓ Clawback Policy

Board Leadership Structure

Our current leadership structure splits the roles of CEO and Chairman, with Mr. Sarin serving as our independent Chairman. Our Corporate Governance Guidelines provide our Board of Directors with flexibility to select the appropriate leadership structure based on the specific needs of our business and the best interests of our shareholders. If the Chairperson of the Board is not independent, the Board will appoint a Lead Independent Director upon the recommendation of the Nominating & Governance Committee, which will be a director who qualifies as independent under the applicable rules of Nasdaq.

Independence of our Board

Having an independent Board is core to our governance practices. Our Board is comprised of seven directors. The Board has determined that Mr. Sarin, Ms. Budnik, Mr. Jha, Ms. Matus and Mr. Nietzel are independent under the director independence standards of Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In making these determinations, the Board solicited information from each of our directors regarding whether such director, or any member of his or her immediate family, had a direct or indirect material interest in any transaction involving Cerence or its former parent, or received personal benefits outside the scope of such person’s normal consideration.

Key Elements of Board Independence

✓	5 out of 7 directors are independent

✓

Executive sessions of independent directors – At each quarterly Board meeting, time is set aside for the independent directors to meet in executive session without management present. Additional executive sessions are held as needed.

✓	Committee independence – Only independent directors are members of the Board’s committees. Each committee meets regularly in executive session.

✓

Independent compensation consultant – The compensation consultant retained by the Compensation Committee is independent of the Company and management as required by the Compensation Consultant Independence Standards.

✓	Independent Board Chair – Arun Sarin currently serves as independent Chair of the Board. Key responsibilities include:

•	Calling meetings of the Board, independent directors and non-employee directors

•	Setting the agenda for Board meetings in consultation with the CEO, the Corporate Secretary, and other directors

•	Chairing executive sessions and coordinating activities of the independent directors

•	Leading the Board’s annual CEO performance evaluation

Corporate Governance Guidelines

The Board is governed by its Corporate Governance Guidelines, which were adopted by the Board in September 2019 and are available under “Governance – Documents & Charters” in the Investors section of our website, www.cerence.com. These guidelines cover, among other items, the following significant topics:

Board Selection Process and Qualifications.    The Nominating & Governance Committee is responsible for reviewing the appropriate skills and characteristics required of prospective Board members and is responsible for recommending to the Board candidates for directorship. The Nominating & Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that will best serve the interests of the Company and its shareholders. Among the criteria the Board may consider are experience and diversity, and, with respect to diversity, the Board may consider such factors as gender, race, ethnicity, differences in professional background, experience at policy making levels in business, finance and technology and other areas, education, skill, and other individual qualities and attributes. The Board endorses the value of seeking qualified directors from backgrounds relevant to the Company’s mission, strategy and business operations and perceived needs of the Board at a given time.

Director’s Eligibility, Education, and Term of Office.    Directors may not serve on the board of directors of more than four other public companies without first obtaining specific approval from the Board. Each director is required to notify the Chairman and the Chair of the Nominating & Governance Committee prior to accepting service on the board of any other company. Each director also is required to notify the Chairman and the Chair of the Nominating & Governance Committee upon a change in principal professional responsibilities. The Nominating & Governance Committee may consider such change of status in recommending to the Board whether the director should continue serving as a member of the Board. The Board encourages, and the Company will reimburse the costs associated with, directors participating in continuing director education. The Board does not presently believe that it should establish term limits or a mandatory retirement age, as term limits and mandatory retirement ages may result in the loss of long-serving directors who over time have developed unique and valuable insights into our business and therefore can provide a significant contributions to the Board. As an alternative to term limits or a mandatory retirement age, the Board will routinely evaluate the directors and evaluate the need for changes to Board composition based on an analysis of skills and experience necessary for the Company.

Board Leadership.    The leadership of the Board shall include a Chairman of the Board and, if the Chairman of the Board is not independent, there shall be a Lead Independent Director recommended by the Nominating & Governance Committee who shall be independent under the applicable rules of Nasdaq. The Chairman of the Board or the Lead Independent Director, as applicable, shall serve as the focal point for independent directors in resolving conflicts with the CEO, or other independent directors, and coordinating feedback to the CEO on behalf of independent directors regarding business issues and Board management.

Committees.    The current committee structure of the Board includes the following standing committees: Audit, Compensation and Nominating & Governance. Additional committees may be created or disbanded upon approval of the Board. The Nominating & Governance Committee recommends, and the full Board approves, the composition of the Board’s standing committees. The charter of each standing committee is subject to review periodically to determine that the charter continues to address the purposes for which the committee was formed.

Committees of the Board of Directors

The composition, duties and responsibilities of the standing committees of our Board of Directors are as set forth below. Each of these committees has a written charter approved by our Board. Copies of these committee charters are available, without charge, upon request in writing to Cerence Inc., One Burlington Woods Drive, Suite 301A, Burlington, MA 01803, Attention: Corporate Secretary, or under “Governance – Documents & Charters” in the Investors section of our website, www.cerence.com.

The table below provides current membership for each standing committee of the Board.

Director	Audit	Compensation	Governance and Nominating

Arun Sarin

Thomas Beaudoin

Marianne Budnik

Sanjay Jha

Kristi Ann Matus

Alfred Nietzel

Stefan Ortmanns

  Chair                   Member                   Financial expert

Functions of the Committees

Audit Committee The Audit Committee held 6 meetings during fiscal year 2021. Current Committee Members: • Kristi Ann Matus (Chair) • Sanjay Jha • Alfred Nietzel

Primary Responsibilities

The Audit Committee was established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The responsibilities of our Audit Committee are more fully described in our Audit Committee charter, and they include, among other duties:

•  Appointing, approving the compensation of, and assessing the engagement and independence of our independent registered public accounting firm;

•  Pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•  Reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•  Considering matters relating to our accounting policies and coordinating the oversight and reviewing the adequacy of our internal controls over financial reporting;

•  Inquiring about significant risks, reviewing our policies for enterprise risk assessment and risk management, and assessing the steps management has taken to control these risks;

•  Establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•  Monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•  Preparing the Audit Committee report required by the SEC to be included in our annual proxy statement;

•  Reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;

•  Reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements and reviewing whether non-audit services provided by the independent registered public accounting firm affect the accountants’ independence; and

•  Reviewing the scope of our annual audits.

Financial Expertise and Independence

The Audit Committee has three members, each of whom is financially literate and meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the SEC. In addition, our Board has determined that Ms. Matus and Mr. Nietzel are audit committee financial experts as defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

Report

The Audit Committee Report is included in this Proxy Statement.

Compensation Committee The Compensation Committee held 9 meetings during fiscal year 2021. Current Committee Members: • Sanjay Jha (Chair) • Marianne Budnik • Alfred Nietzel

Primary Responsibilities

The responsibilities of our Compensation Committee are more fully described in our Compensation Committee charter, and they include, among other duties:

•  Overseeing compensation plans, policies and benefit programs applicable to our executive officers;

•  Approving the compensation of our executive officers;

•  Overseeing the administration of our cash and equity-based incentive compensation plans that are shareholder approved and/or where participants include executive officers and directors;

•  Reviewing and discussing with management the Company’s “Compensation Discussion and Analysis” section included in its proxy statement and producing a report on executive compensation to be included in the proxy statement; and

•  Assessing the results of the most recent advisory vote on executive compensation and taking such assessment into consideration when establishing the compensation of the Company’s executive officers.

Independence

The Compensation Committee consists entirely of independent directors, each of whom meet the independence requirements set forth in the Nasdaq rules.

Report

The Compensation Committee Report is included in this Proxy Statement.

Nominating & Governance Committee The Nominating and Governance Committee held 5 meetings during fiscal year 2021. Current Committee Members: • Arun Sarin (Chair) • Marianne Budnik • Alfred Nietzel

Primary Responsibilities

The responsibilities of our Nominating & Governance Committee are more fully described in our Nominating & Governance Committee charter, and they include, among other duties:

•  Overseeing our corporate governance practices;

•  Considering and reporting to our Board on matters relating to the identification, selection and qualification of candidates to serve as directors;

•  Reviewing and discussing with the CEO and reporting to the Board development and corporate succession plans for the non-CEO members of the executive team;

•  Overseeing management policies and programs relating to corporate responsibility matters including our ESG program;

•  Recommending to our Board on an annual basis the candidates to be nominated by our Board for election as directors at our annual meeting of shareholders; and

•  Overseeing our Board’s annual self-evaluation.

Independence

The Nominating & Governance Committee consists entirely of independent directors, each of whom meet the independence requirements set forth in the Nasdaq rules.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2021, Mr. Jha (Chair), Mr. Nietzel and Ms. Budnik served as members of the Compensation Committee. None of the members of the Compensation Committee has been or is an officer or employee of the Company or had any other relationships with us requiring disclosure herein. In addition, none of the Company’s executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on the Board or Compensation Committee.

Meeting Attendance

Each quarter, our Board holds two-day meetings. Committee meetings occur the first day before the Board meeting. At each quarterly Board meeting, time is set aside for the independent directors to meet without management present. Our Board met 11 times during fiscal year 2021.

In fiscal year 2021, the Board and committees of the Board held a total of 31 meetings. Each director attended 100% of the meetings of the full Board and the committees of which they were members in fiscal year 2021.

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of shareholders, directors are encouraged to attend the annual shareholders meeting. All directors attended the 2021 Annual Meeting.

Consideration of Director Nominees

The Nominating & Governance Committee will consider properly submitted shareholder nominations for candidates for membership on the Board as well as candidates recommended for consideration by the Nominating & Governance Committee. Any shareholder nominations must comply with the requirements of the Company’s Amended and Restated By-laws. In addition, shareholder nominations should be submitted within the timeframe as specified under Shareholder Proposals and Director Nominations for the 2023 Annual Meeting above for inclusion in the proxy materials or agenda, as appropriate, and addressed to: Cerence Inc., One Burlington Woods Drive, Suite 301A, Burlington, MA 01803, Attention: Corporate Secretary.

A shareholder that instead desires to merely recommend a candidate for consideration by the Nominating & Governance Committee shall direct the recommendation in writing to Cerence Inc., One Burlington Woods Drive, Suite 301A, Burlington, MA 01803, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock.

The Board believes that candidates for director should have certain minimum qualifications, including: (1) the highest personal and professional ethics and integrity; (2) skills that are complementary to those of the existing Board; (3) proven achievement and competence in the nominee’s field; (4) relevant expertise upon which to be able to offer meaningful advice and guidance to management and make significant contributions to the Company’s success; (5) sufficient time to devote to affairs of the Company and contribute to the Company’s goals; (6) demonstrated excellence in their field; (7) the ability to exercise sound business judgment; (8) the ability to meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members; and (9) an understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

Communication with the Board of Directors

Although we do not have a formal policy regarding communications with our Board, we have provided instructions so that shareholders who are interested in communicating with our Board will be able to do so by writing to us at Cerence Inc., One Burlington Woods Drive. Suite 301A, Burlington, MA 01803, Attention: Corporate Secretary. Shareholders who would like their submission directed to a particular member of our Board may so specify.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that is designed to deter wrongdoing and to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

the avoidance of conflicts of interest, including disclosure to an appropriate person or persons identified in the code of any transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications we make;

•	compliance with applicable governmental laws, rules and regulations, including foreign corrupt trade practices;

•	adherence to all policies, including insider trading policies;

•	the prompt internal reporting to an appropriate person or persons identified in the code of violations of the code; and

•	accountability for adherence to the code.

A copy of the Company’s Code of Business Conduct and Ethics is available under “Governance – Documents & Charters” in the Investors section of our website, www.cerence.com.

Derivatives Trading, Hedging and Pledging Policies

We prohibit our employees and members of the Board from speculating in our equity securities, including the use of short sales or any trading in publicly available options or derivative securities with respect to Cerence stock. In addition, we prohibit our employees and members of the Board from purchasing Cerence stock on margin (i.e., borrowing money from a brokerage firm, bank or other entity in order to buy Cerence stock).

Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of Company risk. This role is one of informed oversight rather than direct management of risk. The Board reviews and consults with management on strategic direction, challenges and risks faced by the Company. The Board also reviews and discusses with management quarterly financial results and forecasts. The Audit Committee oversees management of financial risks, including investment and foreign currency fluctuation risk mitigation policies and risks. The Board’s oversight on cybersecurity includes updates from senior management and the Company’s experts in areas such as cybersecurity threats, and technologies and solutions both deployed internally and for the benefit of the Company’s customers, including technologies, and policies and procedures to address these risks. The Compensation Committee of the Board is responsible for overseeing the management of risks relating to and arising from the Company’s compensation plans and arrangements. These committees provide regular reports—generally on a quarterly basis—to the full Board.

Management has responsibility for the direct management and oversight of legal, financial, cybersecurity, privacy and commercial compliance matters, which includes identifying areas of risk and implementing policies, procedures and practices to mitigate the identified risks. Additionally, the CFO and General Counsel provide periodic reports to the Audit Committee concerning financial, tax, legal and compliance related risks and the Company’s experts report to the Board on cybersecurity. Management also provides the Audit Committee with periodic reports on the Company’s compliance programs and efforts, investment policy and practices, and compliance with debt covenants. Management and the Compensation Committee’s compensation consultant provide analysis of risks related to the Company’s compensation programs and practices to the Compensation Committee.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

In fiscal year 2021, we compensated our non-employee directors with an annual cash retainer of $100,000, plus an annual equity grant with a grant date fair value of $125,000, as well as reimbursement for travel or other expenses incurred in connection with their service. The Chairman of the Board receives an additional annual cash retainer of $80,000, the Chair of the Audit Committee receives an additional annual cash retainer of $15,000, the Chair of the Compensation Committee receives an additional annual cash retainer of $12,500, and the Chair of the Nominating & Governance Committee receives an additional annual cash retainer of $10,000.

Annual equity grants vest in full on the one-year anniversary of the date of grant and the initial sign-on grants vest in equal installments on the first three anniversaries of the date of grant.

Fiscal Year 2021 Compensation Structure for Directors
Regular Retainers
Annual Base Retainer (TOTAL—Cash and Equity)	$225,000
Cash	$100,000
Stock Award	$125,000
Independent Board Chair Retainer	$80,000
Committee Chair Retainers
Annual Audit Committee Chair Retainer	$15,000
Annual Compensation Committee Chair Member Retainer	$12,500
Annual Nominating and Governance Chair Member Retainer	$10,000

FISCAL 2021 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Arun Sarin	190,000	134,962	324,962
Thomas Beaudoin	100,000	134,962	234,962
Marianne Budnik	100,000	134,962	234,962
Sanjay Jha	112,500	134,962	247,462
Kristi Ann Matus	115,000	134,962	249,962
Alfred Nietzel	100,000	134,962	234,962

(1)

Amounts reported in the Stock Awards column represent the grant date fair value of annual RSU awards granted to the non-employee members of the Board of Directors during fiscal 2021, computed in accordance Financial Accounting Standard Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”) based on the closing market price of our Common Stock on the grant date (which was $129.16 per share).

EXECUTIVE OFFICERS

Executive Officer	Biography
Stefan Ortmanns Age: 58 President and Chief Executive Officer Executive Officer since: October 2019

Dr. Ortmanns was appointed our President and CEO on December 15, 2021. Prior to his appointment as President and CEO, Dr. Ortmanns served as our Executive Vice President, Core Products from October 1, 2019 until December 15, 2021, overseeing research and development operations, product management and strategic partnership management. Prior to his appointment as Executive Vice President, Core Products, he was with Nuance and served as its Executive Vice President and General Manager of the Automotive Division from March 2018 until his appointment as our Executive Vice President. As GM of the Automotive Division of Nuance, Dr. Ortmanns was responsible for hybrid, conversational AI-powered solutions for the digital car and automotive related services that are used by almost all of the world’s leading automotive manufacturers. He joined Nuance in 2003 and previously held other positions at Nuance including SVP of Engineering and Professional Services for the former Mobile Division. Dr. Ortmanns started working in the speech industry in 1993. Before he joined Nuance, he worked at Philips Speech Processing, Bell Labs, Lucent Technologies, and the University of Technology Aachen. He holds degrees in mechanical engineering, computer science and a Ph.D. in computer science.

Mark Gallenberger Age: 57 Chief Financial Officer Executive Officer since: October 2019

Mr. Gallenberger was appointed our Chief Financial Officer on October 1, 2019. From July 2019 until such appointment, Mr. Gallenberger served in the position of Finance Executive to the Automotive Division of Nuance. Prior to joining Nuance, he served as Senior Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of Xcerra Corporation from 2014 to 2018. Mr. Gallenberger previously served as Xcerra’s Vice President, Chief Financial Officer and Treasurer from 2000 to 2014. Prior to joining Xcerra, Mr. Gallenberger was a Vice President with Cap Gemini, Ernst & Young’s consulting practice. During his six years with Ernst & Young, Mr. Gallenberger established the Deals & Acquisitions Group, where he was involved in numerous domestic and international strategic acquisitions, joint ventures, alliances and equity investments. Prior to joining Ernst & Young, Mr. Gallenberger served in several technical and management positions within Digital Equipment Corporation’s semiconductor products group. Mr. Gallenberger holds an M.B.A. degree from J.L. Kellogg School of Management, Northwestern University and a B.S. in electrical engineering degree from Rochester Institute of Technology.

Leanne Fitzgerald Age: 56 General Counsel Executive Officer since: October 2019

Ms. Fitzgerald was appointed our General Counsel on October 1, 2019. Prior to her appointment, Ms. Fitzgerald was with Nuance and served as its Vice President, Associate General Counsel, Corporate, Securities and Compliance and Assistant Secretary from 2018 until her appointment as our General Counsel. Previously, Ms. Fitzgerald served at Nuance as Vice President, Associate General Counsel and Assistant Secretary since 2014, and Associate General Counsel Intellectual Property since 2008. Prior to joining Nuance, she served in a variety of positions with increasing responsibility in the legal department at EMC Corporation from 1994 to 2008, culminating as Associate General Counsel. Ms. Fitzgerald holds a B.S. in engineering from the University of Massachusetts at Amherst and a J.D. from the University of New Hampshire School of Law, the Franklin Pierce Law Center.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We became a public company on October 1, 2019, and we have previously filed our prior proxy statements under the reduced reporting rules applicable to emerging growth companies. As of the close of fiscal year 2021, we ceased to be an emerging growth company and, therefore, this year we have included additional detail regarding executive compensation that was previously not required.

This Compensation Discussion and Analysis (the “CD&A”) discusses our compensation policies and determinations that apply to our Named Executive Officers. When we refer to our Named Executive Officers, or NEOs, we are referring to the following individuals whose fiscal year 2021 compensation is set forth below in the Fiscal 2021 Summary Compensation Table and subsequent compensation tables.

Name	Position

Sanjay Dhawan	Former President and Chief Executive Officer

Mark Gallenberger	Chief Financial Officer

Dr. Stefan Ortmanns	President and Chief Executive Officer, effective December 15, 2021

Leanne Fitzgerald	General Counsel

Mr. Dhawan resigned from his role as President and Chief Executive Officer and as a member of the Board as of December 15, 2021. Dr. Stefan Ortmanns, who previously served as Executive Vice President and General Manager Core Auto BU, was appointed as the new President and Chief Executive Officer and as a member of the Board as of December 15, 2021. Mr. Dhawan is included as a Named Executive Officer in this Proxy Statement pursuant to applicable SEC rules.

While the discussion in the CD&A is focused on our NEOs, many of our executive compensation programs apply broadly across our senior leadership team.

Executive Summary

Fiscal Year 2021 Financial Highlights

Notwithstanding ongoing challenges due to the impact of the semiconductor shortage on auto production and continuing headwinds due to the pandemic, fiscal year 2021 was a strong year for the Company.

Fiscal 2021 Financial Summary
$387.2M	15.7%	$74.4M
Fiscal 2021 Revenue	Operating Margin	Fiscal 2021 Cash from Operating Activities

+17%	+8.9bps	+66.1%
YoY Change in Revenue	YoY Change in Operating Margin	YoY Change in Cash from Operating Activities

New CEO Compensation Arrangements

Dr. Stefan Ortmanns was appointed as our President and Chief Executive Officer effective December 15, 2021. In his capacity as President and CEO, Dr. Ortmanns will receive a base salary of EUR 530,000. In addition, Dr. Ortmanns will be eligible to participate in the Company’s Short Term Incentive Plan (“STIP”) with a target opportunity equal to 100% of his base salary and a maximum opportunity equal to 200% of his base salary. Further, Dr. Ortmanns will be eligible for a grant of long-term incentive awards under the Company’s 2019 Equity Incentive Plan (the “Plan”), with the type and form of any such awards and the relevant terms and conditions to be determined by the Compensation Committee at the time of grant. Subject to the approval of the Compensation Committee, with respect to fiscal year 2022, Dr. Ortmanns will receive a long-term incentive award with a target aggregate value of $5,000,000. Such award will consist of 50% time-based restricted stock units (“RSUs”) and 50% performance-based restricted stock units (“PSUs”). Dr. Ortmanns also will receive an EUR 200,000 sign-on bonus, which will be repayable to the Company if Dr. Ortmanns voluntarily leaves the Company or his employment is terminated for “cause” within one year following his appointment as CEO.

Dr. Ortmann’s compensation package as President and CEO was determined by the Compensation Committee in consultation with the Compensation Committee’s independent compensation consultant FW Cook, and after reviewing benchmarking for similar roles.

Shareholder Engagement

The Compensation Committee, and the Board of Directors, remain committed to a pay-for-performance philosophy tying compensation to the achievement of the Company’s operational, financial, and strategic objectives that are core to the creation of sustainable long-term shareholder value. As a high-growth technology company in a highly dynamic and competitive sector, it is critically important that we maintain a market-competitive executive compensation program that enables us to attract and retain talent, both at the senior leadership level and throughout the Company.

We value the views of our shareholders and intend to maintain a compensation framework that is both responsive to investor expectations and in line with sound governance practices. During the fall of 2021, for the first time as an independent company, we conducted a formal shareholder outreach process specifically in the context of our executive compensation program.

We reached out to our 20 largest investors representing 64.8% of our outstanding shares of Common Stock, as well as the major proxy advisory firms. Most investors indicated that a meeting on executive compensation matters was not required at this time, but we had the opportunity to meet with representatives from one large institutional shareholder, Institutional Shareholder Services (ISS) and Glass Lewis. We discussed a range of topics, including our response to the COVID-19 pandemic, our corporate governance and executive compensation practices, and potential changes to our incentive compensation program.

Each meeting was led by a member of the Compensation Committee and a summary of the discussion topics is provided below. The feedback from the meetings was shared with the full Board.

Discussion Topic	Our Responses and Actions Under Consideration
➣ Duplication of metrics in the STIP and long-term incentive plan (“LTIP”) ➣ Annual performance measurement under LTIP

✓  Core to our long-term success is our ability to grow the top-line and drive strong margins. Accordingly, for fiscal year 2022, we will set the LTIP goals to focus on year-over-year revenue growth and EBITDA margin performance.

✓  The goals will be pre-established at the beginning of the three-year performance period.

✓  As a young company, each year’s performance is critical and foundational to our ongoing operational success; accordingly, we believe it is prudent to measure performance achievement on an annual basis under the LTIP in order to maintain accountability and line-of-sight. The Compensation Committee will continue to evaluate this feature as the Company grows and matures.

✓  To further differentiate STIP metrics from the LTIP and to ensure there is a focus on key non-financial metrics, we will be adding the following metrics to the STIP:

○  5% Customer satisfaction (all employees)

○  5% Employee satisfaction (executive management)

Discussion Topic	Our Responses and Actions Under Consideration
➣ “Re-testing” and “kicker” features in PSU awards are not aligned with best practice

✓ Historically, our PSUs had “re-testing” and “kicker” features; specifically, (i) PSUs that are not earned in one performance period remained eligible to be earned in a future performance period and (ii) if maximum performance targets were met in each of the three performance periods, additional “kicker” PSUs would be earned.

✓ Fiscal year 2022 PSU awards will eliminate the re-testing and kicker provisions.

➣ Payout of PSUs on an annual basis is not aligned with best practice

✓ To align the interest of executives with long-term shareholder interests, beginning in fiscal year 2022, the earned performance incentives (if any) for the CEO “cliff vest” only upon the completion of the three-year performance period. Thereafter, beginning with fiscal year 2023 the earned performance incentives (if any) for all the named executive officers “cliff vest” only upon the completion of the three-year performance period.

➣ Absence of relative total shareholder return (“TSR”) metric

✓ We carefully considered adding relative TSR as a metric to our PSU award for fiscal year 2022 but have decided not to add TSR for the following reasons:

•   Cerence is a newer growth company with stock price volatility, and positive actions by management and the subsequent results often do not correlate to TSR (e.g., line-of-sight and external factors).

•   Lack of direct business comparators or peers.

•   We feel that it is more important to focus management on important internal financial metrics like revenue and earnings. If we grow the bottom line, we anticipate this will be recognized by our investors with an increased stock price.

✓ The NEOs already have a significant incentive to grow the stock price of the Company with significant portions of the total compensation allocated to stock-based long-term incentives: 50% of long-term incentives are RSUs and 50% are PSUs.

✓ As the Company continues to grow and evolve, we will continue to evaluate if and when it is appropriate to add a relative TSR metric to our PSU awards.

➣ High equity utilization

✓ In connection with our Spin Off, we (i) were required to issue Cerence equity awards equivalent to those held by Nuance employees who moved to Cerence, and (ii) made one-time grants to key employees who were critical to our public company launch. The share usage attributable to the Spin Off was approximately 6.53%.

✓ Post-Spin Off, our equity utilization has normalized; for fiscal 2021, our share usage of approximately 2.6% is below the 50th percentile of our peer group.

➣ Failure to explicitly disclose actual performance outcomes for the incentive metrics in the proxy statement

✓ As an emerging growth company, we were previously subject to limited disclosure requirements.

✓ Beginning with this Proxy Statement for the 2022 Annual Meeting, performance metrics, goals and outcomes will be clearly disclosed, with a full CD&A and having an annual say-on-pay vote.

➣ Absence of a Clawback Policy	✓ Effective April 2021, we have adopted a robust Clawback Policy.

Discussion Topic	Our Responses and Actions Under Consideration
➣ Staggered Board

✓ The staggered Board was implemented at the time of the Spin Off, which is a common practice in spin off situations.

✓ There is a planned and documented phaseout of the staggered board commencing at the 2023 Annual Meeting.

➣ Growing investor focus on ESG

✓ Cerence is committed to sustainable ESG policies and has implemented a formal cross-functional group responsible for implementing and tracking with oversight from the Nominating & Governance committee.

✓ Cerence published its first ESG report in November 2021.

Please see discussion under “Fiscal Year 2022 Compensation Program Changes” for a summary of the changes being made to the Company’s short-term and long-term incentive programs to align our compensation design with the feedback received from our shareholders.

Key Fiscal Year 2021 Compensation Actions

The primary elements of our total direct compensation program for Mr. Dhawan, our former CEO, and the other NEOs and a summary of the actions taken by the Compensation Committee during fiscal year 2021 are set forth below.

Compensation Component	Link to Business and Talent Strategies	Fiscal 2021 Compensation Actions
Base Salary	• Competitive base salaries help attract and retain executive talent.	• Merit based increases for fiscal year 2021 of approximately 3%.
Short-Term Incentive Plan (STIP)	• Focus executives on achieving annual financial and non-financial results that are key indicators of annual financial and operational performance.

•  Annual cash incentive awards were earned above target due to above target achievement of the pre-established performance goals.

•  For fiscal year 2021, STIP bonuses were earned at 160.52% and 143.14%, respectively, for the CEO and other NEOs.

Long-Term Equity Incentive Compensation

•  Fiscal year 2021 annual equity-based awards consisted of PSUs and RSUs.

•  PSUs are measured on achievement of revenue and Adjusted EBITDA (each weighted 50%), which are key top-line and bottom-line performance indicators.

•  RSUs provide focus on stock price growth and serve our talent retention objectives.

•  The equity award mix consisted of 50% PSUs and 50% RSUs.

•  The fiscal year 2021 performance tranches for outstanding PSUs were earned above target due to above target achievement of the pre-established performance goals.

–   The first tranche of the fiscal year 2021 PSU award was earned at 199.2% and 149.6%, respectively, for the CEO and other NEOs.

–   The second tranche of the fiscal year 2020 PSU award was earned at 185.7% and 142.85%, respectively, for the CEO and other NEOs.

Our Executive Compensation Philosophy

The Compensation Committee believes that our executive compensation program should reward actions and behaviors that drive shareholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance- based incentives that create a balanced focus on our short-term and long-term financial, operational and strategic goals. To that end, the Compensation Committee’s goal is to implement an executive compensation program that is built upon the following objectives:

Principle	Description
Business Driven	Compensation should be aligned with the Company’s business goals
Performance Differentiated	Incentive compensation should create an effective link between pay and performance
Market Competitive	The total compensation package should be competitive to retain, motivate and incentivize executives to successfully execute our business strategy
Shareholder Aligned	Compensation should be aligned with shareholder interests by delivering a substantial component in the form of equity-based awards

The targeted mix of total direct compensation we established at the beginning of fiscal year 2021 for Mr. Dhawan, our former CEO, and the other NEOs is illustrated below. We believe the mix of compensation, the allocation between cash and equity, the time horizon between short-term and long-term, and the differentiation between fixed and variable compensation collectively provide appropriate incentives to motivate near-term performance, while providing significant incentives to keep executives focused on longer-term corporate goals that drive shareholder value.

The table below describes the Company’s pay components, along with the role and factors for determining each pay component applicable to our NEOs in fiscal year 2021.

Pay Component	Fixed vs. Variable	Role	Determination Factors
Base Salary	Fixed Compensation	• Provides fixed portion of annual cash income	• Executive’s overall performance, level of responsibility, pay grade and competitive market levels
Short-Term Incentive Plan (STIP)	Variable Compensation	• Provides variable portion of annual cash income • Focuses executives on annual objectives that support long-term strategy and value creation

•  Target opportunities based on competitive market levels and skills and performance of executive

•  Actual payouts based on performance against pre-established annual corporate goals and individual contribution levels

Long-term Incentive Plan (LTIP): • PSUs • RSUs	Variable Compensation	• Incentivizes financial performance to drive value creation • Aligns interests of executives with shareholders • Encourages equity ownership • Encourages retention	• Target awards based on competitive market levels and skills and performance of executive • Realized value based on actual performance against pre-established financial goals and stock price

Compensation Governance

We are committed to good compensation governance, which we believe promotes the long-term interests of our shareholders, fosters sustained business success, and strengthens Board and management accountability. We have the following practices in place to promote the long-term interests of our shareholders.

✓  Pay for performance by providing a significant percentage of target annual compensation in the form of variable, at-risk compensation

✓  Pre-established performance goals that are aligned with creation of shareholder value

✓  Market comparison of executive compensation against a relevant peer group of companies

✓  Use of an independent compensation consultant reporting to the Compensation Committee and providing no other services to the Company

✓  Robust stock ownership guidelines

✓  Mitigate undue risk

✓  Clawback policy (adopted in April 2021)

✓  Annual say-on-pay vote (starting with 2022 Annual Meeting)

×   We do not allow automatic acceleration of equity awards upon a change of control

×   We do not have excise tax gross-ups

×   We do not allow repricing of underwater stock options

×   We do not allow hedging or short sales of our securities

×   We do not allow pledging of our securities

HOW WE DETERMINE EXECUTIVE COMPENSATION

Oversight Responsibilities for Executive Compensation

The table below summarizes the key oversight responsibilities for executive compensation.

Compensation Committee	Establishes executive compensation philosophy
• Approves incentive compensation programs and target performance expectations for STIP awards and LTIP awards
• Approves all compensation actions for the Named Executive Officers, including base salary, target and actual STIP and LTIP awards
Independent Committee Consultant – FW Cook (March 2021 – present); Aon (October 2019 – January 2021)

•  Provides independent advice, research, and analytical services on a variety of subjects to the Compensation Committee, including compensation of executive officers, non-employee director compensation and executive compensation trends

• Participates in Compensation Committee meetings as requested and communicates with the Chair of the Compensation Committee between meetings

•  FW Cook and Aon report or reported to the Compensation Committee, do not perform any other services for the Company, and have no economic or other ties to the Company or the management team that could compromise their independence or objectivity

CEO and Management

•  Management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the Compensation Committee, which makes the final decisions, with advice from the compensation consultant, as appropriate

•  Responsible for the administration of the compensation programs once Compensation Committee decisions are finalized

Peer Group Selection and Market Data

In evaluating the total compensation of our Named Executive Officers, our Compensation Committee, using information provided by Aon, established a peer group of publicly traded companies. Developing a compensation peer group for the Company for compensation comparison purposes is challenging because there are few automotive artificial intelligence companies that are publicly-traded, stand-alone, U.S.-based and size-appropriate. Nonetheless, we endeavored to establish a peer group that provides appropriate reference points for compensation data for evaluating the competitiveness of our compensation program.

Our fiscal year 2021 peer group was selected based on a balance of the following criteria:

•	companies with similar executive positions to ours;

•	companies against which we believe we compete for executive talent; and

•	public companies based in the United States whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

Based on these criteria, our peer group for fiscal year 2021, as approved by our Compensation Committee, was comprised of the following 18 companies:

Altair Engineering	Ebix	Rimini Street
Appian	Five9	SPS Commerce
BlackBerry	Gentherm	Stoneridge
ChannelAdvisor	Majesco	Telenav
Cornerstone OnDemand	Progress Software	Upland Software
Domo	PROS Holdings	Workiva

Based on data compiled by Aon at the time of the peer group review, our revenues and market capitalization were at the 55th and 40th percentiles, respectively, in relation to the peer group.

As an additional reference, our Compensation Committee also used data from the Radford Global Technology executive compensation survey (the “Radford Survey”) to evaluate the competitive market when formulating its recommendation for the total direct compensation packages for our executive officers. The Radford Survey provides compensation market intelligence and is widely used within the technology industry. The Compensation Committee does not review the specific companies included in the Radford Survey and the data presented to the Compensation Committee is general and not specific to any particular subset of companies.

Due to the nature of our business, we also compete for executive talent with companies outside our peer group, including public companies that are larger and more established than we are or that possess greater resources than we do, and with smaller private companies that may be able to offer greater compensation potential. In setting compensation, the Compensation Committee considers each executive’s level and job performance, his or her duties and responsibilities at the Company compared to the duties and responsibilities of executive officers in similar positions at the peer group companies and in the survey data, and other circumstances unique to the Company, and evaluates whether the compensation elements and levels provided to our executives are generally appropriate relative to their responsibilities at the Company and compensation elements and levels provided to their counterparts in the peer group or within survey data. The Compensation Committee considers both objective and subjective criteria to evaluate Company and individual performance, which allows it to exercise informed judgment and not rely solely on rigid benchmarks. Accordingly, the Compensation Committee does not formulaically tie compensation decisions to any particular range or percentile level of total compensation paid to executives at the peer group companies or survey data.

Looking ahead to fiscal year 2022 – Based on the advice and analysis of FW Cook, our peer group for fiscal year 2022, as approved by our Compensation Committee, will be comprised of the following 17 companies:

8x8	Gentex	SPS Commerce
Altair Engineering	Guidewire	Upland Software
Aspen Technology	LivePerson	Varonis Systems
BlackBerry	PROS Holdings	Visteon
BlackLine	Rapid7	Yext
Everbridge	SailPoint Technologies

Based on data compiled by FW Cook at the time of the peer group review, our revenues and market capitalization were at the 52nd and 59th percentiles, respectively, in relation to the new peer group.

Fiscal Year 2021 Named Executive Officer Compensation

Base Salary

Base salaries are a fixed amount paid to each executive for performing his or her normal duties and responsibilities. We determine the amount based on the executive’s overall performance, level of responsibility, pay grade and competitive compensation practices. Based on these criteria, in fiscal year 2021, our Named Executive Officers received the annual salary increases set forth in the table below. Annual base salary increases for Messrs. Dhawan and Gallenberger and Ms. Fitzgerald were effective December 27, 2020 and the annual base salary increase for Dr. Ortmanns was effective January 1, 2021.

	Fiscal Year 2020 Base Salary	Increase (%)	Fiscal Year 2021 Base Salary
Sanjay Dhawan	$600,000	3.0%	$618,000
Mark Gallenberger	$400,000	3.2%	$412,800
Stefan Ortmanns(1)	$330,224	3.2%	$363,242
Leanne Fitzgerald(2)	—	—	$361,200

(1)

Base salary for Dr. Ortmanns was paid in Euros. Dr. Ortmann’s fiscal year 2020 base salary was €294,580 and his fiscal year 2021 base salary was €304,006.56. The listed amounts for Dr. Ortmanns for fiscal year 2020 and fiscal year 2021 are based on an exchange rate of 1 Euro to 1.121 and 1.195 U.S. dollars, respectively.

(2)	Ms. Fitzgerald was not an NEO in fiscal year 2020.

Short-Term Incentive Plan (STIP)

The Compensation Committee has designed our executive compensation program to provide that a significant level of each executive officer’s compensation opportunity is performance-based. Accordingly, our Named Executive Officers, are eligible to receive annual performance-based bonuses under our STIP based on the achievement of performance objectives established at the beginning of the fiscal year.

The annual performance-based cash incentive that each Named Executive Officer is eligible to receive is based on the individual’s target bonus, as a percentage of base salary. The Compensation Committee reviews the target annual bonus opportunities each year to ensure they are competitive. The target annual incentive opportunity as a percent of annual base salary for each of our NEOs in fiscal year 2021 was as follows:

	Fiscal Year 2021 Target Annual Cash Incentive as Percent of Base Salary (%)	Fiscal Year 2021 Target Annual Cash Incentive ($)
Sanjay Dhawan	100%	$618,000
Mark Gallenberger	75%	$309,600
Stefan Ortmanns	75%	$272,432
Leanne Fitzgerald	50%	$180,600

The Compensation Committee undertakes a rigorous review and analysis to establish annual performance goals under the STIP. For fiscal year 2021, the Compensation Committee established the following goals and payout levels under the STIP:

Metric	Weighting	Rationale for Metric	Payout Range

Revenue	30%	Top line financial metric and a key metric for our investors	50% – 200% (CEO) 50% – 175% (NEO)

Adjusted EBITDA*	40%	Adjusted EBITDA is reflective of our operating performance and a key metric for our investors	50% – 200% (CEO) 50% – 175% (NEO)

Bookings	30%	Establishes business pipeline	50% – 200% (CEO) 50% – 175% (NEO)

Individual Contribution	—

Individual contribution is not a specifically weighted metric, but is included as a component of the STIP in order to enable the Compensation Committee to differentiate actual payouts based on individual performance as reflected in each executive’s demonstrated leadership and decision making, effective communication, promotion of the Company’s strategic initiatives and values, business unit or functional accountabilities and commitment to excellence and work ethic

The Compensation Committee’s evaluation of an executive’s performance relative to these considerations is inherently subjective and is not based on any mathematical calculation or formula; rather, it relies on the collective business experience and judgment of the Compensation Committee to holistically consider the performance of each executive and his or her contribution to the overall success of the Company

			70% – 130% adjustment factor Regardless of the adjustment factor (if any), the overall STIP payout will be capped at 200% for the CEO and 175% for other NEOs

* We define Adjusted EBITDA as consolidated net income (loss), calculated in accordance with GAAP, excluding our stock-based compensation expense, amortization of intangible assets, restructuring and other costs, net, depreciation, total other income (expenses), net and (benefit from) provision for income taxes. In addition, revenue and Adjusted EBITDA are adjusted for any positive or negative foreign exchange impact, to the extent actual impact differs from budgeted assumptions.

The threshold, target and maximum performance and payout opportunities under the fiscal year 2021 STIP (subject to interpolation between points), along with the actual performance achieved and related payout percentage, are set forth below:

	Threshold	Target	Maximum	Actual	% of Target Achieved	Payout %
Payout %	50%	100%	200% (CEO) 175% (NEOs)

Revenue ($ millions)	$342	$360	$385	$385	107%	198% (CEO) 174% (NEOs)

Adjusted EBITDA ($ millions)	$116	$122	$134	$156	128%	200% (CEO) 175% (NEOs)

Bookings ($ millions)	$532	$665	$698	$586	88%	70%

Weighted Average Payout: 160.52% (Former CEO) and 143.14% (Other NEOs)

The Compensation Committee considered the individual performance of the Named Executive Officers and determined that it was achieved at target levels and, accordingly, that there should be no upward or downward adjustment to the formulaic financial score above.

The annual STIP bonuses earned by our NEOs for fiscal year 2021 are set forth in the table below. For fiscal year 2021, the annual STIP bonuses were paid 75% in the form of Cerence Common Stock and 25% in the form of cash (any bonus paid in excess of targeted payout was in the form of Common Stock).

	Target STIP Opportunity	Financial Metric Weighted Payout %	Fiscal Year 2021 Earned STIP
Sanjay Dhawan	$618,000	160.52%	$992,013
Mark Gallenberger	$309,600	143.14%	$443,161
Stefan Ortmanns	$272,432	143.14%	$389,959
Leanne Fitzgerald	$180,600	143.14%	$258,512

Long-Term Incentive Program

We provide long-term incentive compensation to our Named Executive Officers, including the named executive officers, under our LTIP in the form of RSUs and PSUs. These awards are designed to align the interests of our executive officers with those of our shareholders, and to improve our long-term profitability and stability through the attraction and retention of superior talent.

The Compensation Committee believes the commitment to grant a mix of time-based and performance-based equity awards enhances our ability to retain our executive officers by providing a portion of their long-term incentive in the form of equity awards that will be fully earned only if they remain with us for several years. The value of equity awards granted to each Named Executive Officer is intended to be market competitive and reflective of each executive’s skill set, experience, role and responsibilities.

Each executive officer has an annual long-term equity incentive target grant denoted in terms of a dollar value, which is allocated equally between PSUs and RSUs. The dollar value is converted into an equivalent number of RSUs and target number of PSUs based on the average closing price of the Company’s Common Stock during the 20 trading day period preceding the grant date (closing price on grant date included). The use of an average Common Stock closing price for purposes of converting dollar value targets into shares is intended to reduce the impact of short-term stock price volatility on individual awards, thereby mitigating the risk of a windfall or impairment to the award opportunity.

During fiscal year 2021, the Compensation Committee approved the annual PSU and RSU grants set forth in the table below.

	PSU		RSU
	Target Value ($)	Award (#)	Award Value ($)	Award (#)
Sanjay Dhawan	$2,903,379	47,348	$2,903,379	47,348
Mark Gallenberger	$614,013	10,407	$614,013	10,407
Stefan Ortmanns	$511,707	8,673	$511,707	8,673
Leanne Fitzgerald	$306,977	5,203	$306,977	5,203

Details on the types of equity awards granted are provided in the table below.

Equity Award	Weighting	Rationale and Key Features
PSUs	50%

•  The PSUs vest as to one-third each based on the achievement of financial measures over three one-year performance periods, generally subject to continued employment through the date the Compensation Committee certifies achievement of applicable performance objectives.

•  Incentivize NEOs to achieve specific measurable financial goals over a three-year performance cycle.

•  Earned shares range from 0% for below threshold performance to 200% of target for CEO and 150% of target for other NEOs, for maximum performance.

•  PSUs that are not earned in one performance period remain eligible to be earned in a future performance period. If maximum performance is achieved during all three performance years, PSUs are eligible for a payout modifier of 150% for the CEO and 125% for other NEOs.

RSUs	50%

•  Align pay and Company performance as reflected in our stock price.

•  Encourage retention of our executive officers’ services and promote ownership by our executives in Company stock.

•  RSUs vest in equal annual installments on each October 1st (i.e., following completion of our fiscal year end) following the grant date over a period of three years, generally subject to continued employment with Cerence through the applicable vesting date.

The performance measures and weightings for the fiscal year 2021 PSU awards are as follows:

Performance Measures	Weighting	Description
Revenue Adjusted EBTIDA*	50% 50%

•  Goals are pre-established at the beginning of the three-year performance period (fiscal 2021-fiscal 2023)

•  Achievement is measured on an annual basis for each fiscal year

•  When the performance threshold is met, payouts are interpolated on a straight-line basis for performance levels between threshold and target and between target and maximum

* We define Adjusted EBITDA as consolidated net income (loss), calculated in accordance with GAAP, excluding our stock-based compensation expense, amortization of intangible assets, restructuring and other costs, net, depreciation, total other income (expenses), net and (benefit from) provision for income taxes. In addition, revenue and Adjusted EBITDA are adjusted for any positive or negative foreign exchange impact, to the extent actual impact differs from budgeted assumptions.

Outstanding PSU Awards

The following tables show the performance metrics and weighting that the Compensation Committee set for the second tranche of the fiscal year 2020 PSUs and the first tranche of the fiscal year 2021 PSUs and the degree of attainment of the goals and resulting outcome.

Fiscal 2020 PSUs: Second Tranche Earned During the Fiscal 2021 Performance Period

	Performance Range			Fiscal 2021 Actual	Performance Level as % of Target	Earned PSUs (as % of Target)
	Threshold	Target	Maximum
Revenue (50%) ($ millions)	$348	$366	$392	$385	105%	CEO – 185.7% NEOs – 142.85%
Adjusted EBITDA (50%) ($ millions)	$114	$120	$128	$156	130%

Fiscal 2021 PSUs: First Tranche Earned During the Fiscal 2021 Performance Period

	Performance Range			Fiscal 2021 Actual	Performance Level as % of Target	Earned PSUs (as % of Target)
	Threshold	Target	Maximum
Revenue (50%) ($ millions)	$342	$360	$385	$385	107%	CEO – 199.2% NEOs – 149.6%
Adjusted EBITDA (50%) ($ millions)	$116	$122	$134	$156	128%

The target number of PSUs and actual number of earned PSUs for each fiscal year of the performance period is summarized in the table below:

Grant Year	Target Number of PSUs in Each Vesting Tranche	Earned PSUs During Each Year of the Three-Year Performance Period
		First Tranche	Second Tranche	Third Tranche
Fiscal 2020
Sanjay Dhawan	71,794	136,694	133,319
Mark Gallenberger	28,736	41,488	41,049	Fiscal 2022 Performance Period In Progress
Stefan Ortmanns	34,058	49,172	48,648
Leanne Fitzgerald	10,644	15,366	15,201

Fiscal 2021
Sanjay Dhawan	15,784	31,441
Mark Gallenberger	3,470	5,190	Fiscal 2022 Performance Period in Progress	Fiscal 2023 Performance Period Has Not Commenced
Stefan Ortmanns	2,892	4,326
Leanne Fitzgerald	1,735	2,595

Fiscal Year 2022 Compensation Program Changes

Our compensation programs focus our leadership team on key areas that drive the business forward and align with the long-term interests of our shareholders. The Compensation Committee regularly reviews and discusses plan performance at each meeting. The Compensation Committee considers many factors when electing to make changes for future incentive plans, including market trends, input from its independent compensation consultant and shareholder feedback. For fiscal year 2022, the Compensation Committee is making significant changes both to the short-term and long-term incentive programs to continue driving performance and better align our compensation design with the feedback received from our shareholders.

Fiscal Year 2022 STIP Changes

The fiscal year 2022 STIP will consist of both financial measures and strategic objectives:

•	Financial measures, consisting of revenue, Adjusted EBITDA and bookings, will be the predominant factors and weighted 90%; and

•	New strategic objectives relating to customer satisfaction and employee satisfaction will be weighted 10%.

The Compensation Committee views customer and employee metrics as important indicators of ongoing creation of long-term value and future success.

Fiscal Year 2022 LTIP Changes

Historically, our PSUs had “re-testing” and “kicker” features; specifically, (i) PSUs that are not earned in one performance period remained eligible to be earned in a future performance period and (ii) if maximum performance targets were met in each of the three performance periods, additional “kicker” PSUs would be earned. Based on feedback from shareholders, the fiscal year 2022 PSUs eliminate the re-testing and kicker provisions.

In addition, based on feedback from shareholders, the fiscal year 2022 PSUs will reflect the following elements:

•	The PSU goals will be based on year-over-year revenue growth and EBITDA margin performance;

•	The goals will be pre-established at the beginning of the three-year performance period; and

•	Because each year’s performance is foundational to our operational success, performance achievement will be measured annually to maintain accountability and line-of-sight.

Fiscal Year 2022 Compensation Snapshot

Based on the foregoing, the Company’s fiscal year 2022 executive compensation program can be summarized as follows:

Fiscal 2022 Total Direct Compensation Element
	Base Salary	Annual Bonus	PSUs	RSUs
Who Receives	All NEOs	All NEOs	All NEOs	All NEOs
When Granted	Annually	Annually	Annually	Annually
Form of Delivery	Cash	Mix of Cash and Stock	Equity	Equity
Type of Performance	Short-Term Emphasis (Fixed)	Short-Term Emphasis (Variable)	Long-Term Emphasis (Variable)	Long-Term Emphasis (Variable)
Performance/Vesting Period	1 year	1 year	3-year pre-established revenue growth and EBITDA margin goals; annual performance measured for each fiscal year	3-year ratable vesting
How Payout Is Determined	Compensation Committee Determination	Pre-Established Formula / Individual Performance Modifier	Pre-Established Formula	Value Dependent on Stock Price at Each Vesting Date
Performance Measures	—	Revenue, bookings, EBITDA, customer satisfaction and employee satisfaction individual performance modifier	Revenue growth and EBITDA margin	—

Other Compensation and Governance Matters

Change of Control and Severance Agreements

The Company has entered into Change of Control and Severance Agreements (the “NEO Severance Agreements”) with each of our Named Executive Officers. The Compensation Committee believes that these severance benefits: (1) help secure the continued employment and dedication of our Named Executive Officers; (2) are protective of the Company, as severance payments are conditioned on a separation and release agreement in favor of the Company and compliance with confidentiality and restrictive covenant agreements; and (3) are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior management. Consistent with market practices, the NEO Severance Agreements do not include change of control-related tax gross-ups.

As noted earlier in the Proxy Statement, Sanjay Dhawan resigned as President and Chief Executive Officer and director of the Company on December 14, 2021, effective December 15, 2021. In connection with his departure, Mr. Dhawan entered into a Separation and Release Agreement with the Company (the “Separation Agreement”) under which Mr. Dhawan has agreed to provide transition assistance as requested by the Company for up to 12 months. For further information regarding the Separation Agreement, see the section below entitled “Agreements with Mr. Dhawan”. Mr. Dhawan’s NEO Severance Agreement terminated in connection with his resignation.

Additional information regarding the NEO Severance Agreements, including a quantification of benefits that would have been received by each Named Executive Officer had his or her employment terminated on September 30, 2021, is provided under “Fiscal 2021 Potential Payments upon Termination or Change in Control.”

Retirement, Health, Welfare, Perquisites and Personal Benefits

Our Named Executive Officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending accounts, short and long-term disability and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. Our U.S.-based Named Executive Officers are also eligible to participate in a separate long-term disability plan and life insurance plan and are eligible to receive reimbursement of financial planning and tax preparation fees and an annual executive physical.

We sponsor a 401(k) defined contribution plan in which our U.S.-based Named Executive Officers are eligible to participate, subject to limits imposed by the Internal Revenue Code (the “Code”), to the same extent as our other U.S. based regular employees. We provide matching contributions under the 401(k) plan for all employees, including the Named Executive Officers.

Stock Ownership Guidelines

In November 2019, the Board of Directors approved stock ownership guidelines for our Named Executive Officers and non-employee directors, and in November 2020 the Board of Directors approved amendments of an administrative nature to our stock ownership guidelines. These guidelines were adopted to align the interests of our executive officers and non-employee directors with the interests of our shareholders and also to promote the Company’s commitment to sound corporate governance practices.

Under the stock ownership guidelines, the target share ownership levels are five times base salary for our CEO, two times base salary for our other Named Executive Officers, and three times the annual cash retainer for the non-employee directors. The following shares count towards satisfaction of the guidelines: shares owned outright by the executive or non-employee director or his or her immediate family members residing in the same household; shares held in trust for the benefit of the executive or non-employee director or his or her family and shares held through an ERISA qualified benefit plan or through the Cerence 2019 Employee Stock Purchase Plan maintained by the Company. Unvested performance awards, unexercised stock options, “make-whole” stock awards arising from prior employment, or unvested stock awards granted pursuant to the Company’s short-term incentive program do not count for purposes of satisfying the guidelines.

Each Named Executive Officer and non-employee director must achieve the guideline amount within five years of becoming subject to the guidelines. In addition, until an individual has reached the appropriate target level, an executive is required to retain 25% of the net shares, except as expressly stated in our stock ownership guidelines, most notably, in the case or “make-whole awards,” received as a result of the exercise of stock options or vesting of equity awards, and a non-employee director is required to retain 25% of the net shares received as a result of the exercise of stock options or vesting of RSUs. Satisfaction of the stock ownership guidelines is calculated on a yearly basis at the end of the calendar year.

As of the most recent fiscal year end, all our non-employee directors and Named Executive Officers are in compliance with the guideline and met their stock ownership requirement.

Clawback Policy

The Compensation Committee adopted a clawback policy in the event the Company is required to prepare an accounting restatement due to material non-compliance with a financial reporting requirement under the federal securities laws. If a current or former executive officer engaged in fraud or misconduct that caused or contributed to the need for the restatement, the Compensation Committee may, in its discretion and to the full extent permitted by applicable listing standard and governing law, require reimbursement of any annual incentive or performance based awards earned by, such executive officer during the three-year period preceding the date on which the Company is required to prepare the restatement, which is in excess of what would have been paid or earned by such executive officer had the financial results been properly reported.

Insider Trading Policy

Our insider trading policy applies to all our employees and directors, including our Named Executive Officers. The policy prohibits these individuals from effecting “short sales” of our Common Stock. These individuals also may not trade in derivatives in our securities (such as put and call options). These individuals are also prohibited from holding shares of our Common Stock in margin accounts.

Risk Assessment

At the beginning of fiscal year 2021, the Compensation Committee reviewed and evaluated the Company’s executive and employee compensation practices and concluded, based on this review, that any risks associated with such practices are not likely to have a material adverse effect on the Company.

Tax Deductibility Policy

The Compensation Committee takes into consideration the potential tax deductibility of the compensation as one of the factors to be considered when establishing our executive compensation program. However, the Compensation Committee believes that its primary focus should be to structure a compensation program that attracts, retains and rewards our executive officers who are critical to our success. Accordingly, the Compensation Committee retains the flexibility necessary to provide cash and equity-based compensation in line with its compensation philosophy and competitive practices, even if these amounts are not fully tax deductible.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement, which will be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2021.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Sanjay Jha, Chair

Marianne Budnik

Alfred Nietzel

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

FISCAL 2021 SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the compensation paid to or earned by the Named Executive Officers listed below for the fiscal years indicated under Nuance’s compensation programs and plans for fiscal year 2019, and under Cerence’s compensation programs and plans for fiscal years 2020 and 2021.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Sanjay Dhawan	2021	613,847	—		5,806,759	992,013	(5)	52,955	(9)	7,465,574
Former Chief Executive Officer	2020	543,231	60,000	(3)	11,450,042	855,780	(5)	16,840		12,925,893
	2019	46,154	—		—	59,170	(5)	—		105,324
Mark Gallenberger	2021	409,846	—		1,228,026	443,161	(6)	8,700	(10)	2,089,733
Chief Financial Officer	2020	381,077	20,000	(3)	2,613,766	427,890	(6)	9,355		3,452,088
	2019	92,308	—		—	74,779	(6)	—		167,087
Dr. Stefan Ortmanns	2021	360,472	296,136	(4)	1,023,414	389,959	(7)	11,972	(11)	2,081,953
Chief Executive Officer and President	2020	312,654	731,613	(4)	5,545,702	366,894	(7)	19,640		6,976,503
	2019	318,365	—		3,775,377	238,438	(7)	30,608		4,362,788
Leanne Fitzgerald	2021	358,616	—		613,954	258,512	(8)	8,700	(12)	1,239,782
General Counsel

(1)

Mr. Dhawan joined Nuance on August 26, 2019 as Advisor to the Auto Division and continued in that role through September 30, 2019 and his annualized base salary for each of fiscal years 2019 and 2020 was $600,000. His annualized base salary for fiscal year 2021 was $618,000. Mr. Gallenberger joined Nuance on July 1, 2019 as Financial Executive and continued in that role through September 30, 2019 and his annualized base salary for each of fiscal years 2019 and 2020 was $400,000. His annualized base salary for fiscal year 2021 was $412,800. The amounts reported for Dr. Ortmanns for fiscal year 2019 reflect the compensation paid to him by Nuance with respect to his role as Executive Vice President and General Manager Automotive Division prior to the Spin-Off. Dr. Ortmanns’ compensation was originally denominated in Euros and the amount reported above uses an exchange rate of 1 Euro to 1.128 U.S. dollars for fiscal year 2019, an exchange rate of 1 Euro to 1.121 U.S. dollars for fiscal year 2020 and an exchange rate of 1 Euro to 1.195 U.S. dollars for fiscal year 2021. Ms. Fitzgerald’s annualized base salary for fiscal year 2021 was $361,200.

(2)

For fiscal year 2021, these amounts represent the grant date fair value of equity awards granted to the Named Executive Officers by Cerence, calculated in accordance with FASB ASC Topic 718, assuming the probable outcome of the performance conditions and disregarding the effect of any estimated forfeitures related to service-vesting conditions. The value of the PSUs granted in fiscal year 2021 assuming the maximum achievement of the performance conditions is $8,710,138 in the aggregate for Mr. Dhawan, $1,151,274 in the aggregate for Mr. Gallenberger, $959,451 in the aggregate for Dr. Ortmanns and $575,582 in the aggregate for Ms. Fitzgerald. Assumptions used in calculating these amounts are described in Note 13 to our Audited Combined Financial Statements, which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021. For fiscal year 2020 for Dr. Ortmanns, this amount also includes the converted value of his unvested Nuance equity that, effective with the Spin-Off, was cancelled by Nuance and awarded by Cerence during fiscal year 2020, pursuant to a conversion ratio of 0.95695 Revenue RSUs of 0.95695 per one Cerence RSU. For fiscal year 2019, these amounts represent the grant date fair value of equity awards granted to Dr. Ortmanns by Nuance, calculated in accordance with FASB ASC Topic 718 disregarding the effect of any estimated forfeitures related to service-vesting conditions. Assumptions used in calculating these amounts are described in Note 15 to our Audited Combined Financial Statements, which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

(3)

The amounts reported in the Bonus column for fiscal year 2020 for Mr. Dhawan of $60,000 and Mr. Gallenberger of $20,000 consists of a discretionary bonus in an amount equal to the reduction of salary made between April 2020 through September 2020.

(4)

The amounts reported in the Bonus column for fiscal year 2021 and fiscal year 2020 for Dr. Ortmanns consist of a cash retention bonus provided by Nuance at the time of the announcement for the Spin-Off by Nuance. The cash retention bonus consists of two payments of €247,844, the first of which was made in January 2020 and the second of which was made in January 2021. Also included in the Bonus column for fiscal year 2020 is a bonus of €390,070, to replace cancelled Nuance PSUs approved by Nuance compensation committee at 68.09% of target and a discretionary bonus of €14,729, which amount is equal to the reduction of salary made between April 2020 through September 2020. These amounts have been converted to U.S. dollars using an exchange rate of 1 Euro to 1.121 U.S. dollars for fiscal year 2020 and an exchange rate of 1 Euro to 1.195 U.S. dollars for fiscal year 2021.

(5)

Mr. Dhawan’s fiscal year 2021 bonus was granted pursuant to the Cerence Fiscal 2021 Short Term Incentive Plan under which bonuses were earned upon the achievement of corporate performance metrics. The value reflected in the table was converted into, and paid in the form of, 8,143 shares of Cerence Common Stock, which vested in full on November 22, 2021, and $154,500 in cash. Mr. Dhawan’s fiscal year 2020 bonus was granted pursuant to the Cerence Fiscal 2020 Short Term Incentive Plan under which bonuses are earned upon the achievement of certain corporate performance metrics. The value reflected in the table was converted into, and paid in the form of, 14,734 shares of Cerence Common Stock, which vested in full on November 20, 2020. Mr. Dhawan’s fiscal year 2019 bonus, which was granted pursuant to the Nuance Fiscal 2019 Company Bonus Program under which bonuses were earned upon the achievement of certain corporate performance metrics (the “Nuance Bonus Program”). The value reflected in the table was converted into, and paid in the form of, 3,537 shares of Nuance common stock, which vested in full on September 27, 2019.

(6)

Mr. Gallenberger’s fiscal year 2021 bonus was granted pursuant to the Cerence Fiscal 2021 Short Term Incentive Plan under which bonuses were earned upon the achievement of corporate performance metrics. The value reflected in the table was converted into, and paid in the form of, 3,623 shares of Cerence Common Stock, which vested in full on November 22, 2021, and $77,400 in cash. Mr. Gallenberger’s fiscal year 2020 bonus was granted pursuant to the Cerence Fiscal 2020 Short Term Incentive Plan under which bonuses are earned upon the achievement of certain corporate performance metrics. The value reflected in the table was converted into, and paid in the form of, 7,422 shares of Cerence Common Stock, which vested in full on November 20, 2020. Mr. Gallenberger’s fiscal year 2019 bonus, which was granted pursuant to the Nuance Bonus Program. The value reflected in the table was converted into, and paid in the form of, 4,470 shares of Nuance common stock which vested in full on September 27, 2019.

(7)

Dr. Ortmann’s fiscal year 2021 bonus was granted pursuant to the Cerence Fiscal 2021 Short Term Incentive Plan under which bonuses were earned upon the achievement of corporate performance metrics. The value reflected in the table was converted into, and paid in the form of, 3,087 shares of Cerence Common Stock, which vested in full on November 22, 2021, and $68,108 in cash. Dr. Ortmanns fiscal year 2020 bonus was granted pursuant to the Cerence Fiscal 2020 Short Term Incentive Plan under which bonuses are earned upon the achievement of certain corporate performance metrics. The value reflected in the table was converted into, and paid in the form of, 6,364 shares of Cerence Common Stock, which vested in full on November 20, 2020. Mr. Ortmanns’ fiscal year 2019 bonus was granted pursuant to the Nuance Bonus Program. The value reflected in the table was converted into and paid in the form of 14,253 shares of Nuance common stock, which vested in full on September 27, 2019.

(8)

Ms. Fitzgerald’s fiscal year 2021 bonus was granted pursuant to the Cerence Fiscal 2021 Short Term Incentive Plan under which bonuses were earned upon the achievement of corporate performance metrics. The value reflected in the table was converted into, and paid in the form of, 2,113 shares of Cerence Common Stock, which vested in full on November 22, 2021, and $45,150 in cash.

(9)

The amount reported in the All-Other Compensation column for Mr. Dhawan for 2021 consists of the Cerence employer contribution “match” under the 401(k) plan of $8,700, financial and tax planning costs of $7,075 and $37,180 for reimbursement for legal services related to the renegotiation of his Change of Control and Severance Agreement.

(10)	The amount reported in the All Other Compensation for Mr. Gallenberger for 2021 consists of the Cerence employer contribution “match” under the 401(k) plan.

(11)	The amount reported in the All Other Compensation for Dr. Ortmanns for 2021 consists of automobile and mileage allowances.

(12)	The amount reported in the All Other Compensation column for Ms. Fitzgerald for 2021 consists of the Cerence employer contribution “match” under the 401(k) plan.

FISCAL 2021 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth grants of plan-based awards to our Named Executive Officers during the fiscal year ended September 30, 2021.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sanjay Dhawan		309,000	618,000	1,236,000	—	—	—	—	—
	11/4/20	—	—	—	23,674	47,348	142,044	—	2,903,379
	11/4/20	—	—	—	—	—	—	47,348	2,903,379
Mark Gallenberger		154,800	309,600	541,800	—	—	—	—	—
	11/3/20	—	—	—	5,204	10,407	19,513	—	614,013
	11/3/20	—	—	—	—	—	—	10,407	614,013
Stefan Ortmanns		136,216	272,432	476,755	—	—	—	—
	11/3/20	—	—	—	4,337	8,673	16,262	—	511,707
	11/3/20	—	—	—	—	—	—	8,673	511,707
Leanne Fitzgerald		90,300	180,600	316,050	—	—	—	—	—
	11/3/20	—	—	—	2,602	5,203	9,756	—	306,977
	11/3/20	—	—	—	—	—	—	5,203	306,977

(1)

Represents the threshold, target and maximum performance-based incentive payments the Named Executive Officers could earn pursuant to the Cerence Fiscal 2021 Short Term Incentive Plan, as described in “Compensation Discussion and Analysis – Fiscal Year Named Executive Officer Compensation – Short Term Incentive Plan (STIP)” above. The actual amounts earned pursuant to the Cerence Fiscal 2021 Short Term Incentive Plan are set forth in the “Non-Equity Incentive Plan Compensation” column in the Fiscal 2021 Summary Compensation Table above.

(2)

Represents the threshold, target and maximum number of PSUs granted to the Named Executive Officers in fiscal year 2021. These awards will vest and be earned only if certain performance goals are achieved as described in “Compensation Discussion and Analysis – Fiscal Year Named Executive Officer Compensation – Long Term Incentive Program” above. The values reported for the PSUs awarded in fiscal year 2021 represent the grant date fair values of such awards assuming the probable outcome of the performance conditions. The value of such awards assuming the maximum achievement of the applicable performance conditions is reported in footnote 2 to the Fiscal 2021 Summary Compensation Table above.

(2)

The valuation of stock awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. The assumptions used to calculate the value of stock awards are described in Note 13 to our Audited Combined Financial Statements, which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth all outstanding equity awards held by our Named Executive Officers as of September 30, 2021. The equity awards were all in the form of RSUs and PSUs. For purposes of valuing the outstanding awards, the amounts below are based on a per-share price of $96.11 for the Cerence Common Stock, which was the closing market price of the Cerence Common Stock as reported on Nasdaq on September 30, 2021, the last business day of the fiscal year.

Name	Type of Award (1)(3)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Type of Award (2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sanjay Dhawan	RSU	230,819	22,184,014	PSU	381,866	$36,701,141
Mark Gallenberger	RSU	67,877	6,523,658	PSU	101,816	$9,785,488
Stefan Ortmanns	RSU	140,024	13,457,707	PSU	115,178	$11,069,710
Leanne Fitzgerald	RSU	30,259	2,908,192	PSU	39,731	$3,818,498

(1)	RSUs vest one-third each year, with the Cerence RSUs granted in fiscal year 2020 and 2021 vesting on October 1st of each year for three years following the date of grant.

Name	RSU Grant Date	Number of Unvested RSUs
Sanjay Dhawan	11/14/2019	183,471
	11/4/2020	47,348

Mark Gallenberger	11/13/2019	57,470
	11/3/2020	10,407

Stefan Ortmanns	10/2/2019	63,238
	11/13/2019	68,113
	11/3/2020	8,673

Leanne Fitzgerald	10/2/2019	3,771
	11/13/2019	21,285
	11/3/2020	5,203

(2)

Represents PSUs that vest as to one-third each based on the achievement of financial measures over three one-year performance periods, generally subject to continued employment through the date the Compensation Committee certifies achievement of applicable performance objectives. For PSUs granted in fiscal year 2020, the two performance measures were originally revenue and Adjusted EBITDA, and each metric was weighted 50%. The performance measures for the PSUs granted in fiscal year 2020 were modified due to the COVID-19 pandemic and encompass revenue, Adjusted EBITDA and a bookings metric, weighted at 25% for fiscal 2020 Q1 and Q2 revenue and Adjusted EBITDA, 25% for fiscal 2020 annual bookings and 25% for fiscal 2020 Q3 and Q4 EBITDA. For PSUs granted in fiscal year 2021, the performance measures encompass revenue and Adjusted EBITDA, each weighted at 50%. PSUs that are not earned in one performance period remain eligible to be earned in a future performance period.

Name	PSU Grant Date	Number of Unvested PSUs
		Total Outstanding at Target (#)	Probable Achievement (#)
Sanjay Dhawan	11/14/2019	143,586	287,170
	11/4/2020	47,348	94,696

Mark Gallenberger	11/13/2019	57,470	86,205
	11/3/2020	10,407	15,611

Stefan Ortmanns	11/13/2019	68,112	102,168
	11/3/2020	8,673	13,010

Leanne Fitzgerald	11/13/2019	21,284	31,926
	11/3/2020	5,203	7,805

(3)	Treatment of Outstanding Equity in the Spin-Off for Dr. Ortmanns and Ms. Fitzgerald

•	All outstanding Nuance equity, including PSUs scheduled to be measured after December 1, 2019, were cancelled and exchanged for RSUs of comparable value in Cerence.

•	For each RSU awarded by Nuance, the number of RSUs was adjusted to preserve the same underlying value immediately following the Spin-Off.

FISCAL 2021 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the stock awards that vested, and the value realized upon vesting, by the Named Executive Officers during fiscal 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Sanjay Dhawan	382,761	26,919,174
Mark Gallenberger	77,646	4,501,014
Stefan Ortmanns	152,969	9,174,124
Leanne Fitzgerald	36,022	2,319,085

(1)	Value calculated by multiplying the number of shares vesting by the closing price of a share of the Cerence Common Stock on the vesting date.

Pension or Non-Qualified Deferred Compensation Plans

The Company had no pension plans or non-qualified deferred compensation arrangements in which the Named Executive Officers participated during fiscal 2021.

Agreements with Mr. Dhawan

2019 Nuance Offer Letter

On February 14, 2019, and subsequently amended on August 26, 2019, Nuance entered into an offer letter with Sanjay Dhawan providing for his employment initially as Advisor to the Auto Division of Nuance and, upon the completion of the Spin-Off, as Chief Executive Officer of Cerence. Mr. Dhawan’s offer letter provided Mr. Dhawan with a starting annual base salary of $600,000 and an initial cash incentive target opportunity equal to 100% of his annual base salary, prorated with respect to fiscal year 2019, and up to 150% of his annual cash base salary for subsequent years beyond 2019.

2021 Change of Control and Severance Agreement

On February 3, 2021, the Company entered into a new Change of Control and Severance Agreement with Mr. Dhawan (the “Dhawan Severance Agreement”). The Dhawan Severance Agreement provided for an initial three-year term and for automatic renewal of additional three-year terms unless the Company or Mr. Dhawan provided timely notice of non-renewal.

Pursuant to the Dhawan Severance Agreement, upon a termination of Mr. Dhawan’s employment by Cerence without “cause” (as defined in the Dhawan Severance Agreement) and other than due to Mr. Dhawan’s death or “disability” (as defined in the Dhawan Severance Agreement) that occurred outside of the one-year period following a “change of control” (as defined in the Dhawan Severance Agreement), Mr. Dhawan would have been entitled to receive a lump sum cash payment equal to (i) 24 months of his base salary then in effect, (ii) 100% of his target annual bonus for the fiscal year in which such termination of employment occurs, (iii) a prorated target annual bonus for the fiscal year in which such termination occurred, (iv) 18 months of COBRA premiums (at the coverage levels in effect immediately prior to his termination), (v) accelerated vesting of the Initial RSUs (as defined in the Dhawan Severance Agreement), as well as any other Company equity awards that would have otherwise vested solely on the basis of his continued employment and that would have vested within the 12 months immediately following the date of his termination of employment and, (vi) if such termination occurred prior to end of the performance period applicable to the Initial PSUs (as defined in the Dhawan Severance Agreement), the Initial PSUs would have vested as to that number of shares determined by multiplying the target number of Initial PSUs by a fraction, the numerator of which is 12 and the denominator of which is the greater of (1) the number of months in the applicable performance period or (2) 12.

In the case of a termination without cause or a resignation for “good reason” (as defined in the Dhawan Severance Agreement) within 12 months following a change of control of Cerence, Mr. Dhawan would have been entitled to receive a lump sum cash payment equal to (i) 30 months of his base salary then in effect, (ii) 200% of his target annual bonus for the fiscal year in which such termination of employment occurred, (iii) a prorated target annual bonus for the fiscal year in which such termination occurred, (iv) 18 months of COBRA premiums (at the coverage levels in effect immediately prior to his termination) and (v) accelerated vesting of all Company equity awards that had been previously awarded to Mr. Dhawan that vest on the basis of his continued employment.

The receipt of any severance payments or benefits under the Dhawan Severance Agreement was subject to Mr. Dhawan’s execution and non-revocation of a separation agreement and release of claims in favor of the Company as well as continued compliance with the terms of any agreements, concerning inventions, confidentiality or restrictive covenants.

The Dhawan Severance Agreement terminated in connection with Mr. Dhawan’s resignation as Chief Executive Officer as of December 15, 2021 as described below.

2021 Separation and Release Agreement

Mr. Dhawan resigned as Chief Executive Officer and director of the Company on December 14, 2021, effective December 15, 2021. In connection with his departure, Mr. Dhawan entered into a Separation and Release Agreement with the Company (the “Separation Agreement”) under which Mr. Dhawan has agreed to provide transition assistance as requested by the Company for up to twelve months. During the transition period, Mr. Dhawan’s existing time-based restricted stock unit awards and initial performance-based restricted stock unit award (at target level) will be eligible for continued vesting. As a result, if Mr. Dhawan serves for the entire 12 month transition period, he will vest in awards representing a total of 119,484 shares of Cerence Common Stock. Mr. Dhawan will not be eligible for any cash payments, and his other equity awards terminated upon his resignation. The Separation Agreement also contains a reaffirmation of Mr. Dhawan’s confidentiality obligations to the Company and other restrictive covenants, as well as a general release of claims by Mr. Dhawan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Change of Control and Severance Agreement with Named Executive Officers

In November 2019, the Company entered into a Change of Control and Severance Agreement (the “NEO Severance Agreements”) with each of our Named Executive Officers, other than Mr. Dhawan (whose arrangements are described above). The NEO Severance Agreements provide that in the event that a Named Executive Officer’s employment is involuntarily terminated by us without “cause” (as defined in the applicable NEO Severance Agreement) and not in connection with his or her death or “disability” (as defined in the applicable NEO Severance Agreement) and such termination occurs outside of the one-year period following a “change of control” (as defined in the applicable NEO Severance Agreement), the Named Executive Officer will be eligible to receive (i) a lump sum payment equal to 100% of his or her annual base salary then in effect, (ii) a lump sum payment equal to 100% of his or her target bonus and a pro-rated percentage of his or her target bonus for the fiscal year in which the termination occurs, (iii) vesting of the pro-rated portion of the time-based equity that would have vested in the 12 months following the date on which the termination of employment occurs; provided, however, that if such termination had occurred prior to September 30, 2020, 100% of the Named Executive Officer’s unvested time-based equity awards that were converted from equity awards covering Nuance shares would have become vested in full, and (iv) for Named Executive Officers based in the United States, up to 12 months Company-paid health insurance under COBRA (at the coverage levels in effect immediately prior to the Named Executive Officer’s termination).

If the Named Executive Officer’s employment is terminated by us without cause or the Named Executive Officer resigns for “good reason” (as defined in the applicable NEO Severance Agreement) within 12 months following a change of control of Cerence, he or she will instead be eligible to receive, (i) 150% of his or her annual base salary then in effect, payable in a lump sum, (ii) a lump sum payment equal to 150% of the greater of (1) Named Executive Officer’s target bonus for the year in which the Named Executive Officer’s termination occurs, or (2) Named Executive Officer’s target bonus in effect immediately prior to the change of control plus (B) a pro-rated percentage of the greater of (1) the Named Executive Officer’s target bonus for the year in which the Named Executive Officer’s termination of employment occurs, or (2) the Named Executive Officer’s target bonus in effect immediately prior to the change of control, (iii) 100% vesting acceleration of the Named Executive Officer’s unvested and time-based equity awards, and (iv) for Named Executive Officers based in the United States, up to 12 months Company-paid health insurance under COBRA (at the coverage levels in effect immediately prior to the Named Executive Officer’s termination). Upon a change of control, PSUs that are subject to performance goals for the year in which the change of control occurs will become eligible to vest based on the number of shares that would vest based on actual performance through the change of control, subject to continued service through the end of the performance period, or upon earlier termination without cause or for good reason. Upon a change of control, PSUs that are subject to performance goals for years after the year in which the change of control occurs will continue to remain subject to the terms of the applicable award agreement except that if, during the 12-month period following a change of control, the Named Executive Officer’s employment is terminated by the successor other than for cause or by the Named Executive Officer for good reason, 50% of the PSUs that would have vested at 100% of target performance will vest.

In the event that a Named Executive Officer’s employment is terminated due to death or disability, he or she will be eligible to receive (i) 100% vesting acceleration of the Named Executive Officer’s unvested and time-based equity awards, and (ii) for Named Executive Officers based in the United States, up to 12 months Company-paid health insurance under COBRA (at the coverage levels in effect immediately prior to the Named Executive Officer’s termination).

To receive the foregoing severance payments and benefits, except in the case of a termination due to death, the Named Executive Officer is required to enter into a separation and release agreement in favor of the Company and must continue to comply with his or her existing confidentiality and restrictive covenant agreements.

The NEO Severance Agreements provide for an initial term through September 30, 2022 and for automatic renewal of additional one-year terms unless the Company or the Named Executive Officer provides timely notice of non-renewal.

Estimated Payment and Benefits Upon Termination or Change of Control

The amount of compensation and benefits payable to each of our Named Executive Officers (other than Mr. Dhawan) in various termination and change of control situations has been estimated in the tables below. The value of the equity vesting acceleration was calculated for each of the tables below based on the assumption that the change of control and the Named Executive Officer’s employment termination occurred on September 30, 2021. The per share closing price of the Common Stock on Nasdaq as of September 30, 2021 was $96.11, which was used as the value of a share of the Common Stock for the calculations below. The value of RSU and PSU vesting acceleration was calculated by multiplying the number of RSUs or PSUs subject to vesting acceleration as of September 30, 2021, by the per share closing price of Common Stock as of September 30, 2021.

Sanjay Dhawan

As noted earlier, in connection with Mr. Dhawan’s resignation as President and Chief Executive Officer as of December 15, 2021, the Dhawan Severance Agreement terminated and he was not eligible for severance thereunder. However, in accordance with the SEC rules, the following table describes the potential payments and benefits upon employment termination for Mr. Dhawan, as if his employment terminated as of September 30, 2021.

Executive Benefits and Payment upon Termination	Termination by Company Without Cause Not in Connection with a Change of Control ($)		Company without Cause or Resignation for Good Reason within 12 Months Following a Change of Control ($)		Termination Due to Death or Disability ($)
Compensation:
Cash Severance	$2,472,000	(1)	$3,399,000	(2)	—
Health Care Continuation	$42,857	(3)	$42,857	(3)	—
Acceleration of Equity Awards	$18,383,632	(4)	$28,317,370	(5)	—
Total	$20,898,490		$31,759,227		—

(1)

Represents (i) 24 months of Mr. Dhawan’s base salary in effect as of September 30, 2021, (ii) 100% of Mr. Dhawan’s target bonus for fiscal year 2021, and (iii) a pro-rated percentage of Mr. Dhawan’s target bonus for fiscal year 2021.

(2)

Represents (i) 30 months of Mr. Dhawan’s annual base salary in effect as of September 30, 2021, (ii) 200% of Mr. Dhawan’s target bonus for fiscal year 2021 and (iii) a pro-rated percentage of Mr. Dhawan’s target bonus for fiscal year 2021.

(3)	Represents 18 months Company-paid health insurance under COBRA (at the coverage levels in effect as of September 30, 2021).

(4)

Value attributable to acceleration of 100% of Mr. Dhawan’s unvested time-based equity awards that would have vested within the 12 months immediately following the date of his termination of employment and a prorated number of the Initial PSUs (as defined in the Dhawan Severance Agreement).

(5)	Value attributable to acceleration of 100% of Mr. Dhawan’s unvested time-based equity awards and Initial PSUs.

Mark Gallenberger

The following table describes the potential payments and benefits upon employment termination for Mr. Gallenberger, as if his employment terminated as of September 30, 2021.

Executive Benefits and Payment upon Termination	Termination by Company Without Cause Not in Connection with a Change of Control ($)		Termination by Company without Cause or Resignation for Good Reason within 12 Months Following a Change of Control ($)		Termination Due to Death or Disability ($)
Compensation:
Cash Severance	1,032,000	(1)	1,393,200	(2)	—
Health Care Continuation	25,458	(3)	25,458	(3)	25,458	(3)
Acceleration of Equity Awards (6)	—		9,785,488	(4)	6,523,658	(5)
Total	1,057,458		11,204,146		6,549,116

(1)

Represents (i) 100% of Mr. Gallenberger’s annual base salary in effect as of September 30, 2021, (ii) 100% of Mr. Gallenberger’s target bonus for fiscal year 2021 and (iii) a pro-rated percentage of Mr. Gallenberger’s target bonus for fiscal year 2021.

(2)

Represents (i) 150% of Mr. Gallenberger’s annual base salary in effect as of September 30, 2021, (ii) 150% of Mr. Gallenberger’s target bonus for fiscal year 2021 and (iii) a pro-rated percentage of Mr. Gallenberger’s target bonus for fiscal year 2021.

(3)	Represents 12 months Company-paid health insurance under COBRA (at the coverage levels in effect as of September 30, 2021).

(4)	Value attributable to acceleration of 100% of Mr. Gallenberger’s unvested time-based equity awards and 50% of the target number of PSUs held by Mr. Gallenberger.

(5)	Value attributable to acceleration of 100% of Mr. Gallenberger’s unvested time-based equity awards.

(6)

Upon a termination without cause other than in connection with a change of control, all time-based equity awards held by Mr. Gallenberger that are scheduled to vest in the fiscal year in which the termination occurs would vest on a prorated basis. Because will receive pro-rated vesting of time-based equity awards scheduled to vest in the fiscal year in which termination occurs. No amounts are included in the table above in respect of this prorated vesting because no additional time-based equity awards would be scheduled to vest in the fiscal year of termination, assuming such termination occurs on the last day of the fiscal year.

Stefan Ortmanns

The following table describes the potential payments and benefits upon employment termination for Dr. Ortmanns, as if his employment terminated as of September 30, 2021.

Executive Benefits and Payment upon Termination	Termination by Company Without Cause Not in Connection with a Change of Control ($)		Termination by Company without Cause or Resignation for Good Reason within 12 Months Following a Change of Control ($)		Termination Due to Death or Disability ($)
Compensation:
Cash Severance	908,106	(1)	1,225,943	(2)	—
Health Care Continuation	—		—		—
Acceleration of Equity Awards	—		17,147,610	(3)	13,457,707	(4)
Total	908,106		18,373,553		13,457,707

(1)

Represents (i) 100% of Dr. Ortmann’s annual base salary in effect as of September 30, 2021, (ii) 100% of Dr. Ortmann’s target bonus for fiscal year 2021 and (iii) a pro-rated percentage of Dr. Ortmann’s target bonus for fiscal year 2021.

(2)

Represents (i) 150% of Dr. Ortmann’s annual base salary in effect as of September 30, 2021, (ii) 150% of Dr. Ortmann’s target bonus for fiscal year 2021 and (iii) a pro-rated percentage of Dr. Ortmann’s target bonus for fiscal year 2021.

(3)	Value attributable to acceleration of 100% of Dr. Ortmann’s unvested time-based equity awards and 50% of the target number of PSUs held by Dr. Ortmanns.

(4)	Value attributable to acceleration of 100% of Dr. Ortmann’s unvested time-based equity awards.

Leanne Fitzgerald

The following table describes the potential payments and benefits upon employment termination for Ms. Fitzgerald, as if her employment terminated as of September 30, 2021.

Executive Benefits and Payment upon Termination	Termination by Company Without Cause Not in Connection with a Change in Control ($)		Termination by Company without Cause or Resignation for Good Reason within 12 Months Following a Change in Control ($)		Termination Due to Death or Disability ($)
Compensation:
Cash Severance	722,400	(1)	993,300	(2)	—
Health Care Continuation	28,572	(3)	28,572	(3)	28,572	(3)
Acceleration of Equity Awards (6)	—		4,181,025	(4)	2,908,192	(5)
Total	750,972		5,202,897		2,936,764

(1)

Represents (i) 100% of Ms. Fitzgerald’s annual base salary in effect as of September 30, 2021, (ii) 100% of Ms. Fitzgerald’s target bonus for fiscal year 2021 and (iii) a pro-rated percentage of Ms. Fitzgerald’s target bonus for fiscal year 2021.

(2)

Represents (i) 150% of Ms. Fitzgerald’s annual base salary in effect as of September 30, 2021, (ii) 150% of Ms. Fitzgerald’s target bonus for fiscal year 2021 and (iii) a pro-rated percentage of Ms. Fitzgerald’s target bonus for fiscal year 2021.

(3)	Represents 12 months Company-paid health insurance under COBRA (at the coverage levels in effect as of September 30, 2021).

(4)	Value attributable to acceleration of 100% of Ms. Fitzgerald’s unvested time-based equity awards and 50% of the target number of PSUs held by Ms. Fitzgerald.

(5)	Value attributable to acceleration of 100% of Ms. Fitzgerald’s unvested time-based equity awards.

(6)

Upon a termination without cause other than in connection with a change of control, all time-based equity awards held by Ms. Fitzgerald that are scheduled to vest in the fiscal year in which the termination occurs would vest on a prorated basis. Because will receive pro-rated vesting of time-based equity awards scheduled to vest in the fiscal year in which termination occurs. No amounts are included in the table above in respect of this prorated vesting because no additional time-based equity awards would be scheduled to vest in the fiscal year of termination, assuming such termination occurs on the last day of the fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

Our Board has adopted, and Nuance as our sole shareholder prior to the Spin-Off approved, the Plan for the benefit of certain of our current and future employees and other service providers and the Cerence 2019 Employee Stock Purchase Plan for the benefit of our current and future employees. The following table provides information as of September 30, 2021, with respect to the securities authorized for issuance under these equity compensation plans.

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders (1)	—	—	3,923,759
Equity compensation plans not approved by shareholders
Total equity compensation plans	—	—	3,923,759

(1)	Includes the following plans: the Plan and our 2019 Employee Stock Purchase Plan. These equity compensation plans were approved by the sole shareholder of the Company prior to the Spin-Off.

(2)	Represents the number of shares of common stock underlying outstanding RSUs and PSUs under the Plan.

TRANSACTIONS WITH RELATED PERSONS

Our Policy Regarding Related Party Transactions

Our Board has adopted a written policy regarding the review, approval and ratification of transactions with related persons. This policy provides that our Audit Committee will review each of Cerence’s transactions involving an amount exceeding $120,000 and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are our directors, director nominees, executive officers and shareholders beneficially owning more than five percent (5%) of our outstanding common stock and immediate family members or certain affiliated entities of any of the foregoing persons. Our Audit Committee will approve or ratify only those transactions that are fair and reasonable to Cerence and in our and our shareholders’ best interests.

A copy of our related party transactions policy can be found under “Governance – Documents & Charters” in the Investors section of our website, www.cerence.com.

Other than as disclosed below and the compensation agreements and other arrangements which are described in the “Executive Compensation” or “Director Compensation” section of this Proxy Statement, in fiscal 2021, there was no transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of five percent (5%) or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Crowdstrike

During fiscal 2021, Cerence purchased software from Crowdstrike Holdings, Inc. through a distributor. Marianne Budnik, a member of the Board, the Compensation Committee and the Nominating & Governance Committee, holds the position of Chief Marketing Officer at Crowdstrike Holdings, Inc. Ms. Budnik’s relationship with Crowdstrike Holdings, Inc. is that of an employee. The approximate dollar value of the transaction is $412,306.

Agreements with Nuance

In order to govern the ongoing relationships between us and Nuance after the Spin-Off and to facilitate an orderly transition, we and Nuance entered into agreements providing for various services and rights following the Spin-Off, and under which we and Nuance agreed to indemnify each other against certain liabilities arising from our respective businesses. The following summarizes the terms of the material agreements we entered into with Nuance.

Separation and Distribution Agreement

We entered into a Separation and Distribution Agreement with Nuance in advance of the Spin-Off. The Separation and Distribution Agreement sets forth our agreements with Nuance regarding the principal actions taken in connection with the Spin-Off. It also sets forth other agreements that govern aspects of our relationship with Nuance following the Spin-Off.

Transfer of Assets and Assumption of Liabilities.    The Separation and Distribution Agreement identifies certain transfers of assets and assumptions of liabilities that were necessary in advance of our separation from Nuance so that we and Nuance retain the assets of, and the liabilities associated with, our respective businesses. Except as described below with respect to intellectual property, the Separation and Distribution Agreement generally provides that the assets comprising our business consist of those primarily related to our current business and operations. The liabilities we assumed in connection with the Spin-Off generally consist of those related to the past and future operations of our business, including our locations used in our current operations. The Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between us and Nuance.

The Separation and Distribution Agreement provides for (1) us to own certain specified patents and patent applications, a collection of software and other technology assets, and all other intellectual property rights exclusively related to the Cerence business, and the liabilities relating to, arising out of or resulting therefrom and (2) Nuance to retain any of its other intellectual property rights related to the Cerence business and the liabilities relating to, arising out of or resulting therefrom. The selection of intellectual property rights allocated to us in the agreement was generally determined to provide us with intellectual property rights with respect to technologies exclusively used by Nuance’s automotive business, and those intellectual property rights for which the development, enhancement and maintenance has historically been conducted by Nuance’s automotive business. Any technologies that are not allocated to us have been retained by Nuance, including certain patents, software and other technology assets related to Nuance’s healthcare and enterprise businesses.

Reorganization Transactions.    The Separation and Distribution Agreement described certain actions related to our separation from Nuance that occurred prior to the Spin-Off, including: (1) pursuant to a series of internal transfers to certain foreign subsidiaries that are now held under a Netherlands holding company, the non-U.S. assets and operations relating to our business were separated from the other non-U.S. assets and operations of Nuance, and the Netherlands holding company was in turn distributed to Nuance in an internal spin-off; (2) the U.S. assets and operations of our business were contributed to a new U.S. holding company; (3) employees relating to our business that were previously employed by Nuance subsidiaries that did not become subsidiaries of Cerence became employees of the appropriate Cerence subsidiaries; (4) both of the new holding companies were contributed to Cerence; and (5) prior to the Spin-Off, Cerence incurred indebtedness and distributed the proceeds to Nuance.

Intercompany Arrangements.    All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between us, on the one hand, and Nuance, on the other hand, terminated and/or were repaid effective as of the Distribution or shortly thereafter, except specified agreements and arrangements that are intended to survive the Spin-Off.

Credit Support.    We agreed to use reasonable best efforts to arrange, prior to the Spin-Off, for the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support, other than certain specified credit support instruments, currently provided by or through Nuance or any of its subsidiaries for the benefit of us or any of our subsidiaries.

Representations and Warranties.    In general, neither we nor Nuance made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation and Distribution Agreement, all assets have been transferred on an “as-is,” “where-is” basis.

Further Assurances.    The parties will use reasonable best efforts to effect any transfers contemplated by the Separation and Distribution Agreement that have not yet been consummated as promptly as practicable following the Spin-Off. In addition, the parties will use reasonable best efforts to effect any transfer or re-transfer of any asset or liability that was improperly transferred or retained as promptly as practicable following the Spin-Off.

Exchange of Information.    We and Nuance agreed to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and Nuance also agreed to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the date of the Separation and Distribution Agreement. Each party also agreed to use its reasonable best efforts to assist the other with its financial reporting and audit obligations.

Release of Claims.    We and Nuance each agreed to release the other and its affiliates, successors and assigns, and all persons that prior to the Spin-Off have been the other’s shareholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Spin-Off. These releases are subject to exceptions set forth in the Separation and Distribution Agreement.

Indemnification.    We and Nuance each agreed to indemnify the other and each of the other’s current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the Spin-Off and our and Nuance’s respective businesses. The amount of either Nuance’s or our indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Separation and Distribution Agreement also specifies procedures regarding claims subject to indemnification.

Transition Services Agreement

We entered into a Transition Services Agreement pursuant to which Nuance is providing us, and we are providing Nuance, with certain specified services for a limited time to help ensure an orderly transition following the Spin-Off. For a limited time after the Spin-Off, we may request that additional services in the same functional categories as the specified services provided by Nuance to us so long as such additional services were provided historically by Nuance to our business. The services are generally intended to be provided for a period no longer than twelve months following the Spin-Off, with a possibility to extend the term of each service up to an additional twelve months. Each party may terminate the agreement in its entirety in the event of a material breach of the agreement by the other party that is not cured within a specified time period. Each recipient party may also terminate the services on an individual basis upon prior written notice to the party providing the service.

The service recipient is required to pay to the service provider a fee equal to the cost of service specified for each service, which is billed on a monthly basis.

We agreed to indemnify and hold Nuance harmless from any damages to the extent arising out of Nuance’s provision of the services unless such damages are the result of Nuance’s gross negligence, willful misconduct, breach of the agreement or violation of law in providing services. Additionally, Nuance’s liability is generally subject to a cap in the amount of fees actually received by Nuance from us in connection with the provision of the services. We also generally indemnify Nuance for all liabilities to the extent arising out of Nuance’s provision of the services unless such liabilities are the result of Nuance’s gross negligence, willful misconduct, breach of the agreement or violation of law in providing services, in which case, Nuance indemnifies us for such liabilities. These indemnification and liability terms are customary for agreements of this type.

Of the specified services under the Transition Services Agreement all but one of the specified services were concluded on or before September 30, 2019.

Tax Matters Agreement

We entered into a Tax Matters Agreement with Nuance that governs the respective rights, responsibilities and obligations of Nuance and us with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax contests).

The Tax Matters Agreement generally provides that we are responsible and will indemnify Nuance for all taxes, including income taxes, sales taxes, VAT and payroll taxes, relating to our business for all periods following the Spin-Off; and Nuance is responsible and will indemnify us for all taxes relating to our business for all periods preceding the Spin-Off. In addition, the Tax Matters Agreement addresses the allocation of liability for taxes that were incurred as a result of restructuring activities undertaken to effectuate the Spin-Off. Nuance has the right to control any audit or contest relating to any taxes with respect to all periods prior to the Spin-Off, but we have the right to review and comment on Nuance’s conduct of any such audit or contest, to the extent that we could be liable for taxes under the Tax Matters Agreement as a result of such audit or contest.

In addition, the Tax Matters Agreement provides that we are required to indemnify Nuance for any taxes (and reasonable expenses) resulting from the failure of the Spin-Off and related internal transactions to qualify for their intended tax treatment under U.S. federal, state and local income tax law, as well as foreign tax law, where such taxes result from (1) breaches of covenants and representations we made and agreed to in connection with the Spin-Off, (2) the application of certain provisions of U.S. federal income tax law to the these transactions or (3) any other action or omission (other than actions expressly required or permitted by the Separation and Distribution Agreement, the Tax Matters Agreement or other ancillary agreements) we take after the Spin-Off that gives rise to these taxes. Nuance has the exclusive right to control the conduct of any audit or contest relating to these taxes, but we have the right to review and comment on Nuance’s conduct of any such audit or contest, to the extent that we could be liable for taxes under the Tax Matters Agreement as a result of such audit or contest.

The Tax Matters Agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, redemptions or repurchases, business combinations, sales of assets and similar transactions) that are designed to address compliance with Section 355 and related provisions of the Code and are intended to preserve the tax-free nature of the Spin-Off. Under the Tax Matters Agreement, these restrictions apply for two years following the Spin-Off, unless we or Nuance obtain a private letter ruling from the IRS or an opinion of counsel, in each case acceptable to Nuance in its reasonable discretion, that the restricted action would not impact the non-recognition treatment of the Spin-Off, or unless Nuance otherwise gives its consent for us to take a restricted action. Even if we do obtain such a private letter ruling or opinion, or Nuance does otherwise consent to our taking an otherwise restricted action, we will remain liable to indemnify Nuance in the event such restricted action gives rise to an otherwise indemnifiable liability. These restrictions may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that may maximize the value of our business and might discourage or delay a strategic transaction that our shareholders may consider favorable.

Employee Matters Agreement

We entered into an Employee Matters Agreement with Nuance that addresses employment and employee compensation and benefits matters. The Employee Matters Agreement addresses the allocation and treatment of assets and liabilities relating to employees and compensation and benefit plans and programs in which our employees participated prior to the Spin-Off. Except as specifically provided in the Employee Matters Agreement, we are generally responsible for all employment and employee compensation and benefits-related liabilities relating to our employees, former employees and other service providers. In particular, we assumed certain assets and liabilities with respect to our current and former employees under certain of Nuance’s U.S. and non-U.S. defined benefit pension plans (with assets and liabilities allocated based on formulas specified in the Employee Matters Agreement for each pension plan). Generally, except as may be provided in the Transition Services Agreement, each of our employees ceased active participation in Nuance compensation and benefit plans as of the Spin-Off. The Employee Matters Agreement also provides that we establish certain compensation and benefit plans for the benefit of our employees following the Spin-Off, including a 401(k) savings plan, which accepts direct rollovers of account balances from the Nuance 401(k) savings plan for any of our employees who elect to do so. Generally, we assume and are responsible for any annual bonus payments, including with respect to the year in which the Spin-Off occurred, and any other cash-based incentive or retention awards to our current and former employees. The Employee Matters Agreement incorporates the indemnification provisions contained in the Separation and Distribution Agreement and described above. In addition, the Employee Matters Agreement provides that we indemnify Nuance for certain employee-related liabilities associated with the Transition Services Agreement.

Agreements Governing Intellectual Property

Intellectual Property Agreement.    We entered into an Intellectual Property Agreement with Nuance, pursuant to which we granted to Nuance, and Nuance granted to us, perpetual, non-exclusive, royalty-free licenses to certain patents and technology, as well as certain other intellectual property that have historically been shared between us and Nuance. The intellectual property licensed to us under the Intellectual Property Agreement includes patents, software and technologies that have generally been more significant to the business of Nuance, but are used in our business following the Spin-Off, and are technologies in the general areas of automatic speech recognition and natural language understanding.

Following the Spin-Off, the patent and technology licenses are generally limited to the respective licensee’s defined field of use, and after the fifth anniversary of the Spin-Off, the technology licenses will extend to all fields. The field of use for intellectual property licensed from Nuance to Cerence is generally for the automotive industry and certain ancillary fields, including (1) providing customer service and call center solutions to vehicle manufacturers and transportation service providers and (2) providing certain internet of things devices for the China market (excluding the healthcare and enterprise solutions markets). The field of use for intellectual property licensed from Cerence to Nuance is generally for industries other than the automotive industry. The Intellectual Property Agreement also provides arrangements for each of us and Nuance to utilize certain data used by both us and Nuance. In addition, we agreed not to challenge Nuance’s rights in its existing intellectual property rights or act to impair such intellectual property rights, and Nuance agreed not to challenge our rights in our existing intellectual property rights or act to impair such intellectual property rights. The non-exclusive license to us will generally be transferable with any sale or transfer of an entity or line of business of ours that utilizes Nuance’s intellectual property, and the license to Nuance will generally be transferable with any sale or transfer of an entity or line of business of Nuance that utilizes our intellectual property.

Transitional Trademark License Agreement.    We entered into a Transitional Trademark License Agreement with Nuance, pursuant to which Nuance granted us a non-exclusive, royalty free license to continue using certain of Nuance’s trademarks, trade names and service marks with respect to the “Nuance” and “Dragon” brands in connection with the sale, marketing and other commercialization of our products and services. The term of the licenses generally does not exceed six months. The Transitional Trademark License Agreement also provides that we use commercially reasonable efforts to cease using the licensed trademarks as soon as reasonably practicable. The license to us is generally transferable with any sale or transfer of an entity or line of business of ours that utilizes Nuance’s trademarks.

Other Arrangements

Prior to the Spin-Off, we had various other arrangements with Nuance, including arrangements whereby Nuance provided us with finance, human resources, legal, privacy, information technology, general insurance, security and other corporate functions. These arrangements, other than those contemplated pursuant to the Transition Services Agreement, were generally terminated in connection with the Spin-Off. We do not consider these arrangements with Nuance to be material. In addition, we entered into certain other arm’s-length arrangements regarding access to certain software and technology.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

On November 11, 2021, the Audit Committee approved the retention of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2022. We expect that a representative of BDO will be present at the 2022 Annual Meeting to make a statement if he or she desires to do so, and such representative is expected to be available to respond to appropriate questions.

Shareholders are being asked to ratify the appointment of BDO as independent registered public accounting firm for the Company for the fiscal year ending September 30, 2022.

Audit Fees

The following table sets forth the approximate aggregate fees paid by the Company to BDO during the fiscal years ended September 30, 2021 and 2020.

	Fiscal 2021(1)	Fiscal 2020
Audit Fees	$1,706,042	$1,165,768
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,706,042	$1,165,768

(1)	The increase in audit fees year over year were primarily driven by fiscal 2021 constituting the company’s first full integrated audit.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Sarbanes-Oxley Act of 2002 and the auditor independence rules of the SEC require all independent registered public accounting firms that audit issuers to obtain pre-approval from their respective audit committees in order to provide professional services without impairing independence. As such, our Audit Committee has a policy and has established procedures by which it pre-approves all audit and other permitted professional services to be provided by our independent registered public accounting firm.

The pre-approval procedures include execution by the CFO and Audit Committee Chairperson, on behalf of the Company and the entire Audit Committee, of an audit and quarterly review engagement letter and pre-approval listing of other permitted professional services anticipated to be rendered during the foreseeable future. Additionally, from time to time, we may desire additional permitted professional services for which specific pre-approval is obtained from the Audit Committee Chairperson, acting on behalf of the Company and the entire Audit Committee before provision of such services commences. In doing this, the Company and Audit Committee have established a procedure whereby a BDO representative, in conjunction with the CFO, contacts the Audit Committee Chairperson and obtains pre-approval for such services on behalf of the entire Audit Committee, to be followed by a written engagement letter, as appropriate, confirming such arrangements between BDO and the Company. In addition, on a periodic basis, the entire Audit Committee is provided with a summary of all pre-approved services to date for its review.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”

RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL

YEAR 2022.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the accounting and financial reporting processes of the Company, including establishing, assessing, and maintaining internal controls and audits of the financial statements of the Company on behalf of the Board. The Company’s management has primary responsibility for the financial statements and for assessing and maintaining effective internal control over financial reporting.

The Audit Committee acts pursuant to a written charter. A copy of the charter is available under “Governance – Documents & Charters” in the Investors section of the Company’s website, www.cerence.com. The Audit Committee is comprised solely of independent directors as defined by the Nasdaq listing standards and Rule 10A-3 of the Exchange Act.

The Audit Committee reviewed with management the Consolidated and Combined Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2021, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in such financial statements and the effectiveness of the internal control over financial reporting. The Audit Committee reviewed with BDO USA, LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. In addition, the Audit Committee has discussed with BDO USA, LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence, and has discussed with BDO USA, LLP its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited Consolidated and Combined Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021 for filing with the SEC.

The Audit Committee

Kristi Ann Matus (Chair)

Sanjay Jha

Alfred Nietzel

PROPOSAL THREE

NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers for the fiscal year ended September 30, 2021 as disclosed in this Proxy Statement, in accordance with the requirements of Section 14A of the Exchange Act. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our Named Executive Officers with the long-term interests of our shareholders. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for additional details about our executive compensation program, including information about the compensation of our Named Executive Officers for the fiscal year ended September 30, 2021.

This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole. This vote is not intended to address any specific element of compensation but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Our Board and our Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

Accordingly, we are asking our shareholders to vote “FOR” the following resolution:

RESOLVED, that the shareholders hereby approve, on a non-binding, advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2022 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.

Vote Required

The approval of this non-binding, advisory proposal requires the affirmative vote of a majority of the votes properly cast. As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, our Board and our Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our shareholders, whether through this vote or otherwise, and will consider the outcome of this vote when making future executive compensation decisions.

Recommendation of our Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR

NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

We are asking our shareholders to advise our Board, in a non-binding, advisory vote, whether we should conduct future non-binding, advisory votes to approve Named Executive Officer compensation (that is, votes similar to the non-binding, advisory vote in Proposal No. 3 above) every one, two or three years.

By voting with respect to this proposal, shareholders may indicate whether they would prefer that we conduct future non-binding, advisory votes to approve the compensation of our Named Executive Officers every one, two or three years. Our Board has determined that an annual non-binding, advisory vote to approve the compensation of our Named Executive Officers will allow our shareholders to provide timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Our Board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

Vote Required

Shareholders will not be voting to approve or disapprove of the recommendation of our Board. The proxy card provides shareholders with the opportunity to choose among four options with respect to this proposal (holding the vote every one, two or three years, or abstaining). The frequency that receives the highest number of votes from the voting power of shares of our Common Stock present online or by proxy at the Annual Meeting and entitled to vote thereon will be deemed to be the frequency selected by our shareholders.

As an advisory vote, this proposal will not be binding on the Company, our Board or our Compensation Committee in any way. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our Board. Our Board may decide that it is in the best interests of our shareholders and the Company to hold a non-binding, advisory vote on our Named Executive Officer compensation more or less frequently than the option approved by our shareholders. Notwithstanding the non-binding, advisory nature of this vote, our Board values the opinions of our shareholders, and will consider the outcome of the votes when setting the frequency of future non-binding, advisory votes on executive compensation.

Recommendation of our Board

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “ONE YEAR” AS THE PREFERRED FREQUENCY FOR FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth, as of December 14, 2021, information regarding the beneficial ownership of the outstanding shares of our common stock by:

•	each member of our Board of Directors and each of our Named Executive Officers individually;

•	all members of our Board of Directors and executive officers as a group; and

•	each other person who is known to be the beneficial owner of more than 5% of our Common Stock.

Beneficial ownership has been determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Shares of Common Stock subject to options currently exercisable and shares issuable upon vesting of restricted stock units or performance stock units within 60 days after December 14, 2021, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

Except as otherwise indicated below, each individual or entity shown in the table has furnished information with respect to beneficial ownership and the address of each executive officer and director listed below is c/o Cerence Inc., One Burlington Woods Drive, Suite 301A, Burlington, MA 01803.

Name and Address of Beneficial Owner:	Number of Shares Beneficially Owned	Percent of Class
5% Shareholders:
BlackRock, Inc.(1).	4,552,375	11.62%
The Vanguard Group(2)	3,411,702	8.71%
Ameriprise Financial, Inc.(3)	2,768,603	7.07%
ClearBridge Investments, LLC(4)	2,191,395	5.60%
Directors and Named Executive Officers:
Stefan Ortmanns	89,755	*
Mark Gallenberger	69,535	*
Leanne Fitzgerald	34,384	*
Sanjay Dhawan(5)	184,829	*
Arun Sarin(6)	28,236	*
Thomas Beaudoin(7)	17,378	*
Marianne Budnik(8)	17,378	*
Sanjay Jha(9)	17,378	*
Kristi Ann Matus(10)	6,474	*
Alfred Nietzel(11)	12,378	*
Directors, nominees and executive officers as a group (10 persons)	477,725	1.22%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)

This information regarding the beneficial ownership of BlackRock, Inc. (“BlackRock”) is based on a Schedule 13G/A filed by such shareholder on August 9, 2021 reporting beneficial ownership as of July 31, 2021. BlackRock reported 4,552,375 shares beneficially owned with sole dispositive power over all of the shares and sole voting power over 4,403,185 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(2)

This information regarding the beneficial ownership of The Vanguard Group is based on a Schedule 13G/A filed by such shareholder on February 10, 2021 reporting beneficial ownership as of December 31, 2020. The Vanguard Group has sole voting power with respect to no shares, shared voting power with respect to 38,298 shares, sole dispositive power with respect to 3,344,290 shares and shared dispositive power with respect to 67,412 shares. The address of this shareholder is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

This information regarding the beneficial ownership of Ameriprise Financial, Inc. (“AFI”) is based on a Schedule 13G/A filed by such shareholder and Columbia Management Investment Advisers, LLC (“CMIA”) on February 12, 2021 reporting beneficial ownership as of December 31, 2020. The entities reported the following beneficial ownership: (i) 2,768,603 shares beneficially owned by AFI, with shared voting power over 2,707,731 shares and shared dispositive power over all of the shares, and (ii) 2,724,940 shares beneficially owned by CMIA, with shared voting power over 2,667,880 shares and shared dispositive power over all of the shares. CMIA is the investment adviser to each account that holds shares of Common Stock listed herein. AFI is the parent holding company of CMIA. CMIA and AFI do not directly own any shares of Common Stock. As the investment adviser to the accounts, CMIA may be deemed to beneficially own the shares reported herein by the accounts. As the parent holding company of CMIA, AFI may be deemed to beneficially own the shares reported herein by the accounts. Each of CMIA and AFI disclaims beneficial ownership of any shares reported herein. The address for CMIA is 225 Franklin Street, Boston, MA 02110. The address for AFI is 145 Ameriprise Financial Center, Minneapolis, MN 55474.

(4)

This information regarding the beneficial ownership of Clearbridge Investments, LLC is based on a Schedule 13G/A filed by such shareholder on February 9, 2021 reporting beneficial ownership as of December 31, 2020. The address of this shareholder is 620 8th Avenue, New York, NY 10018.

(5)	Reflects ownership as of Mr. Dhawan’s last day of employment.

(6)	Consists of (i) 27,191 shares of common stock held directly by Mr. Sarin and (ii) 1,045 shares issuable upon vesting or RSUs within 60 days of December 14, 2021.

(7)	Consists of (i) 16,333 shares of common stock held directly by Mr. Beaudoin and (ii) 1,045 shares issuable upon vesting or RSUs within 60 days of December 14, 2021.

(8)	Consists of (i) 16,333 shares of common stock held directly by Ms. Budnik and (ii) 1,045 shares issuable upon vesting or RSUs within 60 days of December 14, 2021.

(9)	Consists of (i) 16,333 shares of common stock held directly by Mr. Jha and (ii) 1,045 shares issuable upon vesting or RSUs within 60 days of December 14, 2021.

(10)	Consists of (i) 5,429 shares of common stock held directly by Ms. Matus and (ii) 1,045 shares issuable upon vesting or RSUs within 60 days of December 14, 2021.

(11)	Consists of (i) 11,333 shares of common stock held directly by Mr. Nietzel and (ii) 1,045 shares issuable upon vesting of RSUs within 60 days of December 14, 2021.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Our officers and directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations from our executive officers and directors that no other reports were required during the fiscal year ended September 30, 2021, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were satisfied on a timely basis.

ADDITIONAL INFORMATION

Other Matters

Management knows of no business or nominations that will be presented for consideration at the 2022 Annual Meeting other than as stated in the Notice of the 2022 Annual Meeting of Shareholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Householding

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our annual report and proxy statement is sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents without charge to you upon written request to Cerence Inc., One Burlington Woods Drive, Suite 301A, Burlington, Massachusetts 01803 or upon telephonic request to 857-362-7300, Attn: Investor Relations. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Annual Report on Form 10-K

We filed our Annual Report on Form 10-K for fiscal year 2021 with the SEC on November 23, 2021. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal year 2021, excluding exhibits. Please send a written request to Cerence Inc., One Burlington Woods Drive, Suite 301A, Burlington, MA 01804, Attention: Investor Relations, or access the report under “Financial Information” in the Investors section of our website, www.cerence.com.

Incorporation by Reference

The information contained in this Proxy Statement under the caption “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

Note Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. The forward-looking statements in this Proxy Statement do not constitute guarantees of future performance. Investors are cautioned that statements in this Proxy Statement, which are not strictly historical statements, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materiality from those anticipated by the forward-looking statements, including the risks detailed in the Company’s Annual Report on Form 10-K and other filings with the SEC. The Company assumes no obligation to update any forward-looking information contained in this Proxy Statement.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET
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P.O. BOX 8016, CARY, NC 27512-9903
Cerence Inc.
Annual Meeting of Stockholders
For Stockholders of record on December 14, 2021
TIME: Wednesday, February 02, 2022 11:00 AM, Eastern Time PLACE: Annual Meeting to be held live via the internet Please visit www.proxydocs.com/CRNC for more details
This proxy is being solicited on behalf of the Board of Directors
The undersigned hereby appoints Stefan Ortmanns, Chief Executive Officer, Leanne Fitzgerald, General Counsel and Mark Gallenberger, Chief Financial Officer (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Cerence Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.
PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Cerence Inc.
Annual Meeting of Stockholders
Please make your marks like this: X Use dark black pencil or pen only
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ON PROPOSALS 1, 2 AND 3.
THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR.
YOUR VOTE
BOARD OF DIRECTORS
RECOMMENDS
PROPOSAL
1. Election of the three Class III directors named in the proxy statement;
1.1 Arun Sarin
1.2 Kristi Ann Matus
1.3 Stefan Ortmanns
FOR
AGAINST
ABSTAIN
2. Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2022;
3. Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers, as disclosed in the proxy statement;
4. Indication, on a non-binding, advisory basis, of the preferred frequency of future shareholder non-binding, advisory votes on the compensation of the Company’s named executive officers.
1YR 2YR 3YR
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